Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Focus Impact Acquisition Corp.,

Focus Impact Amalco Sub Ltd.

and

DevvStream Holdings Inc.

Dated as of September 12, 2023

i

TABLE OF CONTENTS (cont'd)

TABLE OF CONTENTS (cont'd)

TABLE OF CONTENTS (cont'd)

EXHIBITS

Exhibit A	-	Plan of Arrangement
Exhibit B	-	New PubCo Organizational Documents
Exhibit C	-	Sponsor Side Letter
Exhibit D	-	Company Support & Lock-Up Agreement
Exhibit E	-	Registration Rights Agreement
Exhibit F	-	Arrangement Resolution

SCHEDULES

Schedule A	-	Core Company Securityholders
Schedule B	-	Company Securityholders Party to the Registration Rights Agreement
Schedule C	-	Company Capital Expenditures Budget

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2023 by and among:

A.          Focus Impact Acquisition Corp., a Delaware corporation (the “SPAC”);

B.          Focus Impact Amalco Sub Ltd., a company existing under the Laws of the Province of British Columbia (“Amalco Sub”); and

C.          DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (the “Company”).

The SPAC, Amalco Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XII.

RECITALS:

WHEREAS, the SPAC is a blank check company incorporated in Delaware and formed for the sole purpose of consummating an initial business combination, as such term is used in the final prospectus of the SPAC, dated as of October 27, 2021 (the “IPO Prospectus,” and such initial business combination, the “Business Combination”);

WHEREAS, Amalco Sub is a wholly-owned, direct Subsidiary of the SPAC, and was newly formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Amalgamation;

WHEREAS, the Parties intend to carry out the Business Combination, which shall include the Amalgamation, by way of an arrangement on the terms and subject to the conditions set forth in a plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”), substantially in the form attached hereto as Exhibit A (the “Plan of Arrangement”), and in accordance with the terms of this Agreement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement, or made at the direction of the Court in the Final Order with the prior written consent of the Company and the SPAC, each acting reasonably (such arrangement, the “Arrangement”);

WHEREAS, on the terms and subject to the conditions of this Agreement and the Plan of Arrangement:

A.          Prior to the Closing (on the Closing Date), the SPAC will continue (the “SPAC Continuance”) from the State of Delaware under the Delaware General Corporation Law (“DGCL”) to the Province of Alberta under the Business Corporations Act (Alberta) (the “ABCA”) (the SPAC is referred to herein for the periods following the effectiveness of the SPAC Continuance as the “New PubCo”); and

B.          following the SPAC Continuance, on the Closing Date, and in accordance with the applicable provisions of the BCBCA and the Plan of Arrangement, Amalco Sub and the Company will amalgamate (the “Amalgamation”) in accordance with the terms of the BCBCA to form one corporate entity (“Amalco”), and, in connection with the Arrangement, (i) each Company Share issued and outstanding immediately prior to the Effective Time will be automatically exchanged for that certain number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration, (ii) each Company Option and Company RSU issued and outstanding immediately prior to the Effective Time will be assumed by New PubCo and shall be converted into Converted Options and Converted RSUs, respectively, in an amount as set forth herein, respectively, (iii) each Company Warrant will be assumed by New PubCo representing the right to receive, in respect of each Converted Warrant upon the exercise thereof, New PubCo Common Shares as provided for hereunder, (iv) each holder of Company Convertible Notes will first receive Company Shares (which, for the avoidance of doubt, shall not be included in the Fully Diluted Common Shares Outstanding) and then New PubCo Common Shares in accordance with the terms of such Company Convertible Notes, and (v) each common share of Amalco Sub will be automatically exchanged for a common share of Amalco;

WHEREAS, in accordance with the terms hereof, the SPAC shall provide an opportunity for the SPAC Shareholders to have their issued and outstanding SPAC Shares redeemed effective prior to the SPAC Continuance on the terms and subject to the conditions set forth in this Agreement and the SPAC’s Organizational Documents in connection with obtaining the Required SPAC Shareholder Approval;

WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) as a result of, and following, the SPAC Continuance, New PubCo will, in addition to being a taxable Canadian corporation for purposes of the ITA, be treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code (the “Inversion”), (ii) the SPAC Continuance will be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Intended SPAC Tax Treatment”), and further intends that, to the greatest extent permitted by Law, (iii) the Arrangement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Intended Company Tax Treatment”, and together with the Intended SPAC Tax Treatment and the Inversion, the “Intended Tax Treatment”), (iv) each of the Parties will be a party to the reorganization under Section 368(b) of the Code, and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code and U.S. Treasury Regulations Sections 1.368‑2(g) and 1.368-3(a);

WHEREAS, the SPAC Board has unanimously (i) determined that the Business Combination is in the best interests of the SPAC and its stockholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, including the SPAC Continuance and the Arrangement, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder be submitted to the SPAC Shareholders for their approval;

WHEREAS, the disinterested members of the Company Board have unanimously (i) determined that the Arrangement is fair to the Company Shareholders, (ii) determined that the Arrangement is in the best interests of the Company, (iii) approved this Agreement, the Ancillary Documents to which it is a party, and the transactions contemplated hereunder and thereunder, including the Arrangement, on the terms and subject to the conditions of this Agreement, and (iv) resolved to recommend that the Company Shareholders vote in favor of the Arrangement Resolution;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the entry into this Agreement, Focus Impact Sponsor, LLC (the “Sponsor”), the SPAC and the other individual parties thereto entered into that certain Sponsor Side Letter, in the form attached hereto as Exhibit C (the “Sponsor Side Letter”);

WHEREAS, as a condition and inducement to the SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company Securityholders set forth on Schedule A (the “Core Company Securityholders”) have executed and delivered to the SPAC and the Company a Support & Lock-Up Agreement, substantially in the form attached hereto as Exhibit D (the “Company Support & Lock-Up Agreement”), pursuant to which, among other things, (i) each of the Core Company Securityholders has agreed to vote any Company Shares held by him or her in favor of (A) the Arrangement Resolution, and (B) the proposed transactions contemplated by this Agreement, and (ii) each of the Core Company Securityholder has agreed to certain lock-up restrictions with respect to the New PubCo Common Shares to be received by him, her or it hereunder; and

WHEREAS, simultaneously with the Closing, New PubCo, the Sponsor (and certain members of the Sponsor) and the Company Securityholders set forth on Schedule B shall enter into the Registration Rights Agreement (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CLOSING

1.1         Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII or unless this Agreement is earlier terminated in accordance with Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE II

PLAN OF ARRANGEMENT

2.1         Plan of Arrangement.  The Company and the SPAC agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. The Parties shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

2.2         Interim Order.  The Company shall apply in a manner reasonably acceptable to the SPAC, and by such date as necessary in order to comply with the timeline for the Company Meeting provided in Section 2.3, pursuant to Section 288 of the BCBCA and, in cooperation with the SPAC, prepare, file and pursue a motion for the Interim Order, which must provide, among other things:

(a)          for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)          that the required level of approval for the Arrangement Resolution shall be:

(i)     two-thirds of the votes cast on such resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting;

(ii)   if required under MI 61-101, a simple majority of the votes cast on such resolution by the Company Shareholders (other than the Company Shareholders excluded for purpose of such vote under MI 61-101) present in person or represented by proxy at the Company Meeting, voting in accordance with Part 8 of MI 61-101 or any exemption therefrom;

(c)          that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law;

(d)         that, in all other respects, the terms, restrictions and conditions of the Company’s Organizational Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e)         for the grant of Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;

(f)          for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)          that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court; and

(h)          for such other matters as the Parties may agree are required to complete the Arrangement.

2.3          The Company Meeting.

The Company shall:

(a)          subject to and in accordance with the terms of this Agreement, the Interim Order, the Company’s Organizational Documents and Law, file a notice of meeting and record date as soon as reasonably practicable after the Registration Statement has been declared effective by the SEC (and no later than three (3) Business Days thereafter) to set the record date for the Company Shareholders entitled to vote at the Company Meeting and will conduct the Company Meeting as soon as reasonably practicable thereafter (and no later than forty-five (45) days after filing the notice of meeting and record date), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the SPAC, acting reasonably, or as required by Law or by a Governmental Authority; provided, that the Company shall not change the record date without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed);

(b)         subject to the terms of this Agreement, use reasonable best efforts to solicit proxies in favor of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the SPAC and at the Company’s sole expense, using proxy solicitation services firms to solicit proxies in favor of the approval of the Arrangement Resolution; provided, however, that the Company shall not be obligated to solicit proxies in favor of the Arrangement Resolution in the event that the Company Board withdraws or modifies the Company Board Recommendation in accordance with Section 6.6;

(c)          give notice to the SPAC of the Company Meeting and allow the SPAC’s representatives and legal counsel to attend the Company Meeting;

(d)          as promptly as reasonably practicable, advise the SPAC, at such times as the SPAC may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, and promptly following receipt of proxy tallies over the last three (3) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and provide the right to the SPAC to demand up to one postponement or adjournment of the Company Meeting if, based on the tally of proxies, the Company will not receive the Required Company Shareholder Approval; provided, that the Company Meeting, so postponed or adjourned, shall not be later than ten (10) Business Days prior to the Outside Date (without the consent of the SPAC, not to be unreasonably withheld, conditioned or delayed);

(e)          promptly advise the SPAC of any material communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and any purported exercise or withdrawal of Dissent Rights by Company Shareholders; and

(f)          not make any payment or settlement offer, or agree to any payment or settlement with respect to Dissent Rights, without the prior written consent of the SPAC, acting reasonably.

2.4          The Company Circular.

(a)          Subject to the SPAC’s compliance with Section 2.4(d), the Company shall as promptly as reasonably practicable prepare and complete, in consultation with the SPAC as contemplated by this Section 2.4(a), the Company Circular together with any other documents required by applicable Law in connection with the Company Meeting, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3.

(b)         The Company shall ensure that the Company Circular complies in all material respects with applicable Law, does not contain any misrepresentation (as that term is defined in the Securities Act (British Columbia)) (provided, that the Company shall not be responsible for the accuracy of any information furnished by the SPAC for purposes of inclusion in the Company Circular pursuant to Section 2.4(d)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Company Fairness Opinion; (ii) a statement that the Company Board has determined that the Arrangement is in the best interests of the Company and is fair from a financial perspective to the Company Shareholders and the disinterested members of the Company Board unanimously  recommend that Company Shareholders vote in favor of the Arrangement Resolution (the “Company Board Recommendation”); and (iii) a statement that each executive officer and director of the Company who owns Company Shares or holds Company Options, Company RSUs or Company Warrants intends to vote all of such Person’s Company Shares (including any Company Shares issued upon the exercise of any Company Options or Company Warrants or settlement of Company RSUs, if any) in favor of the Arrangement Resolution and the transactions contemplated hereby. The Company Circular shall advise the Company’s securityholders of the applicable resale restrictions under National Instrument 45-102, if any, that will apply to the securities received in connection with the Arrangement.

(c)          The Company shall give the SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall accept the reasonable comments made by the SPAC and its legal counsel, and agrees that all information relating solely to the SPAC or any of its affiliates included in the Company Circular must be in a form consistent in all material respects with the information provided to the Company by the SPAC. The Company shall provide the SPAC with a final copy of the Company Circular in connection with its mailing to Company Shareholders. For the avoidance of doubt, the information about the Company in the Company Circular shall be materially consistent with the information supplied by the Company for inclusion in the Registration Statement.

(d)         The SPAC shall provide to the Company all information regarding the SPAC and its affiliates as required by the Interim Order or Laws for inclusion in the Company Circular or in any amendments or supplements to such Company Circular. The SPAC shall ensure that such information does not include any misrepresentation (as that term is defined in the Securities Act (British Columbia)) concerning the SPAC or its affiliates.

(e)         Each Party shall promptly notify the other Parties if it becomes aware that the Company Circular contains a misrepresentation (as that term is defined in the Securities Act (British Columbia)), or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with any other Governmental Authority.

2.5        Final Order. If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than the later of: (a) three (3) Business Days after the date on which the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order; and (b) three (3) Business Days after the receipt of the Required SPAC Shareholder Approval.

2.6          Court Proceedings.

(a)        In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the SPAC in diligently pursuing, the Interim Order and the Final Order, and the Company will provide the SPAC and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and will accept the reasonable comments of the SPAC and its legal counsel with respect to any information required to be supplied by the SPAC and included in such materials. The Company will not file any material with the Court in connection with the Plan of Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with the SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement. In addition, the Company will not object to legal counsel to the SPAC making such submissions on the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably; provided, that the SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also provide legal counsel to the SPAC with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. The Company shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement and the Plan of Arrangement and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the SPAC.

2.7          SPAC Continuance; Plan of Arrangement Steps.

The following shall occur on the terms and subject to the conditions of this Agreement and (in the case of clause (c) below) the Plan of Arrangement.

(a)       In accordance with its Organizational Documents, on the Closing Date after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), prior to the SPAC Continuance, the SPAC shall effect the Redemption (including making the required payments in respect thereof or irrevocably directing such payments to occur).

(b)         On the Closing Date, but prior to the Closing, after all the conditions set forth in Article VIII have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), following the Redemption as contemplated in clause (a) above, the SPAC will effect the SPAC Continuance, thereby continuing from the State of Delaware to the Province of Alberta under the applicable provisions of the DGCL and the ABCA. Pursuant to the SPAC Continuance, (i) the articles of continuance and by-laws of New Pubco shall be amended and restated in substantially the form attached hereto as Exhibit B (the “New PubCo Organizational Documents”), (ii) all of the issued and outstanding SPAC Securities that are SPAC Class A Shares and that have not been redeemed shall remain outstanding and automatically convert into New PubCo Common Shares on a one-for-one basis, except that each issued and outstanding SPAC Unit that has not been previously separated into SPAC Class A Shares and SPAC Public Warrants prior to the SPAC Continuance shall be converted into securities of New PubCo as a corporation existing under the Laws of the Province of Alberta identical to one (1) New PubCo Common Share and one-half (1/2) of one New PubCo Public Warrant; provided, however, that no such fractional warrants will be issued, and only whole warrants will be issued and each Person who would otherwise be entitled to a fractional warrant (after aggregating all fractional warrants that otherwise would be received by such Person) shall instead have the number of warrants issued to such Person rounded down in the aggregate to the nearest whole warrant, pursuant to the SPAC Continuance, (iii) the SPAC Securities that are SPAC Class B Shares shall convert into New PubCo Common Shares on a one-for-one basis or be forfeited in accordance with the Sponsor Side Letter and (iv) the SPAC Public Warrants and the SPAC Private Placement Warrants will be assumed by New PubCo and converted into the right to exercise such warrants for New PubCo Common Shares. Prior to consummating the SPAC Continuance, the SPAC will allow the Company reasonable time to review and comment on the documents needed to effectuate the SPAC Continuance. For the avoidance of doubt, the Parties agree that references in this Agreement to the “SPAC” shall refer to the SPAC before giving effect to the SPAC Continuance, and references in this Agreement to “New PubCo” shall refer to such entity after giving effect to the SPAC Continuance.

(c)         In accordance with the applicable provisions of the BCBCA, at the Closing, Amalco Sub and the Company will, as part of the Plan of Arrangement, consummate the Amalgamation, pursuant to which Amalco Sub and the Company will amalgamate in accordance with the provisions of the BCBCA.

2.8        Arrangement; Effective Time. From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement. The Arrangement shall become effective on the Closing Date. Each of the Parties, on or before the Effective Date, will proceed to file any documents as required pursuant to Section 292 of the BCBCA, and such other documents as may be required to give effect to the Arrangement pursuant to Division 5 of Part 9 of the BCBCA, whereupon at the Effective Time on the Effective Date, the transactions comprising the Arrangement will be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA.

2.9          Organizational Documents. At the Effective Time, by virtue of the Amalgamation, the notice of articles and articles of Amalco shall be in the form agreed by the Company and the SPAC promptly following the date hereof.

2.10        Directors and Officers.

(a)         As part of the Plan of Arrangement, (i) the chief executive officer and chief financial officer of the Company immediately prior to the Effective Time shall be the directors of Amalco, with each such director to hold office in accordance with the Organizational Documents of Amalco, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of Amalco, with each such officer to hold office in accordance with the Organizational Documents of Amalco.

(b)         The Parties shall cause (i) the board of directors of New PubCo as of immediately following the Closing to consist of those individuals contemplated by Section 6.15(a), and (ii) the officers of New PubCo as of immediately following the Closing to consist of those individuals contemplated by Section 6.15(b), each to hold office in accordance with the ABCA and the New PubCo Organizational Documents until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

2.11       Amalgamation Consideration. Pursuant to the Amalgamation, New PubCo shall issue, and the Company Shareholders collectively shall be entitled to receive, in accordance with Section 2.12 and the Plan of Arrangement, New PubCo Securities consisting of the Common Amalgamation Consideration.

2.12       Effect of Arrangement on Company Securities.

(a)          Pursuant to the Plan of Arrangement and without any action on the part of any Person, each Company Share issued and outstanding immediately prior to the Effective Time (the “Effective Time Outstanding Company Shares”) will, subject to the terms and conditions of this Agreement, the Ancillary Documents and the Plan of Arrangement and the transactions contemplated hereby and thereby, be automatically exchanged for a number of New PubCo Common Shares equal to the applicable Per Common Share Amalgamation Consideration in respect of each Company Share.

(b)          Such exchange shall be effectuated in accordance with Section 2.14.

(c)         At or prior to the Effective Time, the Company’s Board (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions, the form and substance of which the Company will allow the SPAC reasonable time to review and comment on, and take such other actions as may be required to adjust the terms of all Company Equity Awards as necessary to provide that, unless otherwise agreed between the Company, the SPAC and the Company Option or Company RSU holder, at the Effective Time, pursuant to the Plan of Arrangement, each outstanding Company Equity Award issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted as follows:

(i)     Each outstanding Company Option, whether vested or unvested, will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into an option to purchase (A) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (I) the number of Company Shares underlying such Company Option, multiplied by (II) the applicable Common Conversion Ratio, (B) at an exercise price per share (rounded up to the nearest whole cent) equal to the (I) exercise price per share of such Company Option immediately prior to the Effective Time divided by (II) the applicable Common Conversion Ratio (each, a “Converted Option”); provided, however, that such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code and subsection 7(1.4) of the ITA, and therefore, notwithstanding the foregoing, in the event that: (I) the excess of the aggregate fair market value of the New PubCo Common Shares subject to a Converted Option, determined immediately after the Effective Time, over the aggregate option exercise price for such New PubCo Common Shares pursuant to such Converted Option (such excess referred to as the “Converted Option ITM Amount”) would otherwise exceed (II) the excess of the aggregate fair market value of the Company Shares subject to the Company Option in exchange for which the Converted Option was granted, determined immediately prior to the Effective Time, over the aggregate option exercise price for the Company Shares pursuant to such Company Option (such excess referred to as the “Company Option ITM Amount”), the previous provisions shall be adjusted with effect at and from the Effective Time so that the Converted Option ITM Amount of the Converted Option does not exceed the Company Option ITM Amount of the Company Option in accordance with subsection 7(1.4) of the ITA and, to the extent applicable, Section 409A of the Code, but only to the extent necessary and in a manner that does not otherwise (except to the extent necessary to comply with subsection 7(1.4) of the ITA and Section 409A of the Code) adversely affect the holder of the Converted Option. Each Converted Option shall be subject to substantially the same terms and conditions as were applicable under such Company Option and the Company Equity Incentive Plan immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted Options; and

(ii)   Each outstanding Company RSU will automatically, without any action on the part of the Parties or the holder thereof, be cancelled and converted into a New PubCo restricted stock unit (a “Converted RSU”) representing the right to receive a number of New PubCo Common Shares (rounded to the nearest whole share), equal to the product of (A) the number of Company Shares underlying such Company RSU, multiplied by (B) the Common Conversion Ratio. Each Converted RSU shall be subject to substantially the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time (including with respect to vesting and restrictions on transfer), except for (1) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (2) such other immaterial administrative or ministerial changes as the New PubCo Board (or the compensation committee of the New PubCo Board) may determine in good faith are appropriate to effectuate the administration of the Converted RSUs.

(d)         As part of the Plan of Arrangement, each Company Warrant issued and outstanding immediately prior to the Effective Time will, in accordance with its terms, become exercisable for New PubCo Common Shares (a “Converted Warrant”) and will provide the holder the right to acquire, subject to substantially the same terms and conditions as were applicable under such Company Warrant, (i) a number of New PubCo Common Shares (rounded down to the nearest whole share) equal to the product of (A) the number of Company Shares underlying such Company Warrant, multiplied by (B) the Common Conversion Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Common Conversion Ratio.

(e)          As soon as practicable after the Closing Date, New PubCo shall deliver to the holders of Converted Options, Converted RSUs and Converted Warrants appropriate notices (the form and substance of which notices shall be subject to review and approval of the SPAC and the Company) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Options, Converted RSUs and Converted Warrants shall continue in accordance with the terms and conditions of this Agreement, including this Section 2.12. For the avoidance of doubt, all Converted Options and Converted RSUs shall continue to be held subject to the vesting and other terms that were subject to the related Company Options and Company RSUs prior to the Effective Time.

(f)          As part of the Plan of Arrangement, at the Effective Time, each Company Convertible Note outstanding at the Effective Time shall be fully and finally settled in accordance with its terms and converted first into Company Shares (for the avoidance of doubt, which shall not be included in the Fully Diluted Common Shares Outstanding) and then into a number of New PubCo Common Shares as set forth in the terms of the Convertible Note (the “Convertible Note Shares”), which Convertible Note Shares shall be held in accordance with the terms of such Company Convertible Note and the applicable Company Convertible Note Subscription Agreement.

(g)          As part of the Plan of Arrangement, each share of Amalco Sub issued and outstanding immediately prior to the Effective Time shall be exchanged for one newly issued, fully paid and non-assessable common share of Amalco.

(h)          Prior to the Effective Time, the Company shall take all necessary actions to terminate the Company Equity Incentive Plan, effective as of immediately prior to the Effective Time; provided, that the Converted Options and Converted RSUs shall continue to be governed by the terms of the Company Equity Incentive Plan, subject to the adjustments in this Section 2.12.

2.13      Treasury Stock. At the Effective Time, if there are any Company Securities that are owned by the Company as treasury securities, such securities shall be canceled without any conversion or exchange thereof, and no payment or distribution shall be made with respect thereto.

2.14          Surrender of Company Securities and Payment of Amalgamation Consideration.

(a)         At or prior to the Effective Time, New PubCo shall (i) appoint Odyssey Trust Company as Canadian co-transfer agent (to the extent required) and as an agent (or other agents reasonably acceptable to the SPAC and the Company) (collectively, the “Exchange Agent”) for the purposes set forth in this Section 2.14 and (ii) deposit, or cause to be deposited, with the Exchange Agent, (A) the Common Amalgamation Consideration to be issued pursuant to the Amalgamation and (B) the Convertible Note Shares to be issued pursuant to conversion of the Company Convertible Notes.

(b)         At or prior to the Effective Time, New PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder holding Company Securities evidenced by Certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”) or the Canadian Depository for Securities (“CDS”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged New PubCo Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and, if applicable, the appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

(c)        With respect to Book-Entry Shares, including the New PubCo Common Shares, held through the DTC or CDS, the SPAC and the Company shall cooperate to establish procedures with the Exchange Agent, DTC or CDS to ensure that the Exchange Agent will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable New PubCo Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.

(d)       Each Company Shareholder shall be entitled to receive the applicable Common Amalgamation Consideration in respect of the Company Shares tendered for exchange within thirty (30) days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (each, a “Company Certificate”) (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal and (iii) such other documents as may be reasonably requested by the Exchange Agent or New PubCo. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive the Common Amalgamation Consideration attributable to such Company Shareholder.

(e)        If any portion of the Common Amalgamation Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Common Amalgamation Consideration, or the Person in whose name such portion of the Common Amalgamation Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or New PubCo, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)          Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to New PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of New PubCo may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against New PubCo or the Company or their respective agents with respect to the Company Shares represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.14(f) shall be treated as a Company Certificate for all purposes of this Agreement.

(g)          After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, the Transmittal Documents are presented to New PubCo or the Exchange Agent, the Company Shares and any Company Certificates representing such Company Shares shall be exchanged for the applicable portion of the Common Amalgamation Consideration and in accordance with the procedures set forth in this Section 2.14. No dividends or other distributions declared or made after the date of this Agreement with respect to New PubCo Common Shares with a record date after the Effective Time will be paid to the holders of any Company Shares that have not yet been surrendered with respect to the New PubCo Common Shares to be issued upon surrender thereof until the holders of record of such Company Shares shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, New PubCo shall promptly deliver to the record holders thereof, without interest, the certificates (if any) or Direct Registration System advices representing the New PubCo Common Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New PubCo Common Shares.

(h)       All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(i)          Notwithstanding anything to the contrary contained herein, no fraction of a New PubCo Common Share will be issued by virtue of the Amalgamation or the other transactions contemplated by this Agreement, and each Person who would otherwise be entitled to a fraction of a New PubCo Common Share (after aggregating all fractional New PubCo Common Shares that otherwise would be received by such holder) shall instead have the number of New PubCo Common Shares issued to such Person rounded down in the aggregate to the nearest whole New PubCo Common Share.

2.15          Withholding. The SPAC, New PubCo and the Exchange Agent shall be entitled to deduct and withhold from the Common Amalgamation Consideration and any other amounts issuable or payable hereunder (whether in cash or kind) such amounts as the applicable party may be required to deduct and withhold therefrom under any applicable Law in respect of Taxes; provided, however, that before making any deduction or withholding pursuant to this Section 2.15 (other than with respect to compensatory payments or as a result of the Company failing to deliver the certification required by Section 8.3(d)(vi)), SPAC and New PubCo shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding. SPAC and New PubCo shall reasonably consult and cooperate with the Company or the applicable Company Shareholder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in or refund of any such deduction or withholding. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The SPAC, New PubCo and the Exchange Agent, as applicable, may sell or otherwise dispose of such portion of the Common Amalgamation Consideration or other consideration otherwise payable to such holder or former holder in the form of New PubCo Common Shares as is necessary to provide sufficient funds to enable the withholding party to comply with such deduction or withholding requirements, and none of the SPAC, New PubCo or the Exchange Agent, as applicable, shall be liable to any Person for any deficiency in respect of any proceeds received (whether in cash or kind), and New PubCo or the Exchange Agent, as applicable, shall notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.

2.16       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including to vest Amalco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of New PubCo, Amalco Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as set forth in (a) the disclosure schedules delivered by the SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the SPAC represents and warrants to the Company that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

3.1        Organization and Standing. The SPAC is a corporation duly organized, validly existing and in good standing under the laws of the state of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the SPAC Continuance, as of the Closing, New PubCo will be a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Alberta and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC to enter into this Agreement or consummate the transactions contemplated hereby (a “SPAC Material Adverse Effect”). The SPAC has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The SPAC is not in violation of any provision of its Organizational Documents in any material respect. The SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

3.2        Authorization; Binding Agreement. The SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the SPAC’s obligations hereunder and thereunder and, subject to obtaining the Required SPAC Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the SPAC Board, and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the SPAC is a party shall be when delivered, duly and validly executed and delivered by the SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The SPAC’s Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (i) determined that this Agreement, the Amalgamation and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby, and (iii) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Arrangement, the Amalgamation, and the other transactions contemplated hereby and thereby by the SPAC Shareholders.

3.3        Governmental Approvals. Except as otherwise described in Section 3.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by the SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the SPAC of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities laws, and the rules and regulations thereunder, (d) such filings required in connection with the SPAC Continuance, (e) a post-closing notification pursuant to the Investment Canada Act, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

3.4       Non-Contravention. Except as otherwise described in Section 3.4 of the SPAC Disclosure Schedules, the execution and delivery by the SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the SPAC of the transactions contemplated hereby and thereby, and compliance by the SPAC with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the SPAC, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the SPAC, Amalco Sub, or any of their properties or assets, except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, or (d) (i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the SPAC under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person, or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

3.5          Capitalization.

(a)         The SPAC is authorized to issue up to 551,000,000 shares of capital stock, consisting of 550,000,000 SPAC Shares, including (i) 500,000,000 SPAC Class A Shares and 50,000,000 SPAC Class B Shares and (ii) 1,000,000 undesignated shares of preferred stock. As of the date of this Agreement (and for the avoidance of doubt, without giving effect to the Amalgamation, the Sponsor Side Letter or any Financing), assuming the separation of all SPAC Units, the SPAC has 11,452,791 shares of common stock issued and outstanding, including 5,702,791 Class A Shares and 5,750,000 Class B Shares, and no SPAC Preferred Shares issued or outstanding. The SPAC has 11,500,000 SPAC Public Warrants with a strike price of $11.50 and 11,200,000 SPAC Private Warrants outstanding with a strike price of $11.50. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Section 3.5(a) of the SPAC Disclosure Schedules. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SPAC’s Organizational Documents or any Contract to which the SPAC is a party. None of the outstanding SPAC Securities have been issued in violation of any applicable securities Laws. All outstanding New PubCo Common Shares following the consummation of the SPAC Continuance will be duly authorized, validly issued, fully paid and non-assessable. Except for the SPAC Securities set forth on Section 3.5(a) of the SPAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SPAC Securities pursuant to the SPAC Continuance) and any equity securities of the SPAC issued after the date of this Agreement in compliance with Section 6.3 (including pursuant to any Financing), there shall be no other equity securities of the SPAC issued and outstanding immediately prior to Closing (but before giving effect to the Redemption).

(b)          Except as set forth in Section 3.5(b) of the SPAC Disclosure Schedules, as of the date hereof, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the SPAC, (B) obligating the SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement (including the replacement SPAC Securities to be issued as New PubCo Securities pursuant to the SPAC Continuance), there are no outstanding obligations of the SPAC to repurchase, redeem or otherwise acquire any shares of the SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 3.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which the SPAC is a party with respect to the voting of any shares of the SPAC.

(c)        All Indebtedness of the SPAC as of the date of this Agreement is disclosed on Section 3.5(c) of the SPAC Disclosure Schedules, including all cash commissions and advisory fees payable by the SPAC in connection with the closing of the Business Combination. No Indebtedness of the SPAC contains any material restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the SPAC or (iii) the ability of the SPAC to grant any Lien on its properties or assets.

(d)        Since the date of incorporation of the SPAC, and except as contemplated by this Agreement, the SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and the SPAC’s Board has not authorized any of the foregoing.

3.6          Subsidiaries.

(a)          As of the date of this Agreement, the SPAC does not have any Subsidiaries, except for Amalco Sub.

(b)          As of the date of this Agreement, the SPAC is not a participant in any joint venture, partnership or similar arrangement.

(c)         As of the date of this Agreement, there are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.7          SEC Filings and SPAC Financials.

(a)          The SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Exchange Act or the Securities Act, as the case may be, together with any material amendments, restatements or supplements thereto (the “SEC Reports”). The SEC Reports (I) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder and (II) did not, as of their respective effective date (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or at the time they were filed with the SEC (in the case of all other SEC Reports), or if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of SPAC, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of the SPAC, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the SPAC Units, the SPAC Class A Shares and the SPAC Public Warrants are listed on Nasdaq, (B) the SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities that has not been resolved, and (C) there are no Actions pending or, to the Knowledge of the SPAC, threatened against the SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq.

(b)        Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC required to be disclosed by the SPAC in the SPAC SEC Reports is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC Reports. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act in all material respects.

(c)         The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the SEC Reports, since the date of the SPAC’s inception, there have been no material changes in the SPAC’s internal control over financial reporting. The SPAC has no knowledge of any fraud or whistleblower allegations with respect to SPAC that have not yet been investigated and determined in good faith and upon the advice of legal counsel to be meritless (provided that SPAC shall promptly and in good faith investigate any such allegations with legal counsel upon becoming aware of the same), whether or not material, that involve management or employees who have or had a significant role in the SPAC’s internal control over financial reporting.

(d)         The financial statements and notes of the SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity and cash flows of the SPAC at the respective dates of and for the respective periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)         Except as and to the extent reflected or reserved against in the SPAC Financials or as incurred in connection with this Agreement, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Latest Balance Sheet Date in the ordinary course of business, (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection with the entry into this Agreement. The SPAC has no material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those included or incorporated by reference in the SEC Reports is or was required to be included in the SEC Reports.

3.8          Absence of Certain Changes. Since its incorporation, the SPAC has conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities.

3.9          Compliance with Laws. The SPAC is not, and since the date of its formation, has not been, in material conflict or material non-compliance with, or in material default or violation of, any Laws applicable to it. The SPAC has not, since the date of its formation, received any written notice of, or, to its Knowledge, is under investigation with respect to, any material non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.10       Actions; Orders; Permits. As of the date hereof, there is no pending or, to the Knowledge of the SPAC, threatened material Action to which the SPAC or any of its directors, officers or employees (in each case, in their respective capacities as such) are subject that would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, and there is no material Action that the SPAC has pending against any other Person. As of the date hereof, the SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Section 3.10 of the SPAC Disclosure Schedules, no Permits are required for the conduct of the SPAC’s activities as of the date hereof and through the Closing Date.

3.11          Taxes and Returns.

(a)          Except as set forth on Section 3.11 of the SPAC Disclosure Schedules, the SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. The SPAC has complied in all material respects with all applicable Laws relating to Taxes.

(b)          There are no claims, assessments, audits, examinations, investigations or other Actions pending against the SPAC in respect of any Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against the SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount).

(c)        There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Liens described in clause (a) of the definition of Permitted Liens.

(d)       The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e)         The SPAC is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes and, through the date of this Agreement, is a Tax resident only in its jurisdiction of formation.

(f)        The SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

3.12       Employee and Employee Benefit Plans. The SPAC does not have any paid employees and does not maintain, sponsor, contribute to or otherwise have any Liability under any Benefit Plans.

3.13        Properties.

(a)          The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

(b)          The SPAC does not own or lease any material real property or material Personal Property.

3.14        Material Contracts.

(a)          Except as set forth on Section 3.14 of the SPAC Disclosure Schedules or as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted, any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts as of the date hereof have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)        With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against the SPAC and, to the Knowledge of the SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) to the Knowledge of the SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the SPAC under any SPAC Material Contract, in each case other than as would not have a SPAC Material Adverse Effect; (v) the SPAC has received neither written nor, to the SPAC’s Knowledge, oral notice of an intention by any party to any such SPAC Material Contract that provides for a continuing obligation by any party thereto to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to have a SPAC Material Adverse Effect; and (vi) the SPAC has not waived any of its material rights under any such SPAC Material Contract.

3.15     Transactions with Related Persons. Section 3.15 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations in an amount in excess of $200,000 between the SPAC and any (a) present or former director, officer or employee or Affiliate of the SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the SPAC’s outstanding capital stock as of the date of this Agreement.

3.16          Investment Company Act; Emerging Growth Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The SPAC constitutes an “emerging growth company” within the meaning of Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

3.17        Finders and Brokers. Except as set forth on Section 3.17 of the SPAC Disclosure Schedules and the deferred underwriting commissions payable at Closing by New PubCo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the SPAC.

3.18       SPAC Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $60,000,000. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or cash and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of the SPAC, the Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The SPAC has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the SPAC or, to the Knowledge of the SPAC, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the IPO Underwriters, SPAC Public Shareholders who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Certificate of Incorporation (or, in connection with an extension, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, of the SPAC’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.19        Fairness Opinion. The SPAC Board has received the oral opinion of Houlihan Capital (which Houlihan Capital would follow with a written opinion) that, among other matters as determined by the SPAC Board in its sole discretion, the transactions contemplated by this Agreement are fair to the SPAC Shareholders holding Class A shares from a financial point of view.

3.20        Ownership of Amalgamation Consideration. All New PubCo Common Shares and Convertible Note Shares to be issued to the Company Securityholders in accordance with Article I and Article II shall be, upon issuance and delivery of such New PubCo Common Shares and Convertible Note Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws or lock-up obligations to which each of the Core Company Securityholders has agreed with respect to the New PubCo Common Shares and Convertible Note Shares to be received by him, her or it hereunder, and the issuance and sale of such New PubCo Common Shares and Convertible Note Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.21       Independent Investigation. The SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules), and in any certificate delivered to the SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives has made any representation or warranty as to this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AMALCO SUB

The SPAC, as the parent company of Amalco Sub, represents and warrants to the Company with respect to Amalco Sub that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

4.1         Organization and Standing. Amalco Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. Amalco Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Amalco Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Amalco Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Amalco Sub, as currently in effect as of the date hereof. Amalco Sub is not in violation of any provision of its Organizational Documents in any material respect.

4.2          Authorization; Binding Agreement. Amalco Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by Amalco Sub’s Board and, as applicable, shareholders of Amalco Sub in accordance with Amalco Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Amalco Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Amalco Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Amalco Sub, enforceable against Amalco Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3         Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Amalco Sub is required to be obtained or made in connection with the execution, delivery or performance by Amalco Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Amalco Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Amalco Sub to enter into this Agreement or consummate the transactions contemplated hereby (an “Amalco Sub Material Adverse Effect”).

4.4          Non-Contravention. The execution and delivery by Amalco Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Amalco Sub of the transactions contemplated hereby and thereby, and compliance by Amalco Sub with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of Amalco Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any respect any Law, Order or Consent applicable to Amalco Sub, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the transactions contemplated hereby or (c) (i) violate, conflict with or result in a material breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make payments or provide compensation under, or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Amalco Sub under, any of the terms, conditions or provisions of any Contract to which AmalCo Sub is a party or by which AmalCo Sub or any of its assets may be bound, except in each case which would not, individually or in the aggregate, reasonably be expected to have a Amalco Sub Material Adverse Effect.

4.5          Capitalization.

(a)          Prior to giving effect to the Amalgamation, Amalco Sub is authorized to issue an unlimited number of common shares, of which one common share is issued and outstanding in the name of the SPAC. Prior to giving effect to the transactions contemplated by this Agreement, Amalco Sub has never had any Subsidiaries or owned any equity interests in any other Person.

(b)         Except as set forth in its Organizational Documents, Amalco Sub (i) has no obligation to issue, sell or transfer any equity securities of Amalco Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Amalco Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Amalco Sub that relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Amalco Sub or equity interests of Amalco Sub) with the owners or holders of Amalco Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than in connection with the transactions contemplated hereby) in, any other Person.

4.6          Amalco Sub Activities.

(a)          Since its incorporation, Amalco Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Arrangement and the Amalgamation.

(b)          Amalco Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and the Ancillary Documents.

(c)          Other than this Agreement and the Ancillary Documents to which it is a party, Amalco Sub is not party to or bound by any Contract or any agreement or understanding whereby it would have material interests, rights, obligations or Liabilities with respect to another transaction that is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Documents, Amalco Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

4.7          Compliance with Laws. Amalco Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Amalco Sub, has not, since the date of its formation, received any written or oral notice of, or, to its knowledge, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

4.8         Actions; Orders. There is no material Action pending or, to the Knowledge of Amalco Sub, threatened against or affecting Amalco Sub, and there is no Action that Amalco Sub has pending against any other Person. Amalco Sub is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of Amalco Sub, are any such Orders pending.

4.9        Transactions with Related Parties. There are no transactions, Contracts or understandings between Amalco Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Amalco Sub or the Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Amalco Sub outstanding capital stock as of the date hereof, on the other hand.

4.10       Finders and Brokers. Except for the deferred underwriting commission to be paid by New PubCo at the Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Amalco Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Amalco Sub.

4.11       Investment Company Act. Amalco Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

4.12      Taxes. Amalco Sub has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedules delivered by the Company to the SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (b) the SEDAR+ Reports that are available on SEDAR+, the Company hereby represents and warrants to the SPAC and Amalco Sub that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

5.1         Organization and Standing. The Company is a corporation duly incorporated and validly existing under the Laws of the Province of British Columbia, is duly qualified to do business and has all requisite corporate power and capacity to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. The Company has heretofore made available (including via SEDAR+) to the SPAC accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Company is not in violation of any provision of its Organizational Documents in any material respect. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

5.2          Authorization; Binding Agreement.

(a)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby, subject to the receipt of the Required Company Shareholder Approval and the approval of the Arrangement by the Court. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company’s Board and, where applicable, its shareholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby except for obtaining Required Company Shareholder Approval and the approval of the Arrangement by the Court.

(b)         The Company’s Board, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby are fair to the Company Shareholders and in the best interests of the Company, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Arrangement, the Amalgamation and the other transactions contemplated hereby and thereby in accordance with applicable Law and (iii) recommended that the Company’s Shareholders vote in favor of the Arrangement Resolution. Except for the Required Company Shareholder Approval and approval of the Arrangement by the Court, no additional approval or vote of any holders of voting or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the transactions contemplated hereby and thereby.

(c)        This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3       Governmental Approvals. Except for approval of the Arrangement by the Court, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings and approvals as expressly contemplated by this Agreement, (b) any filings and approvals required with Cboe Canada or the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities with respect to the transactions contemplated by this Agreement and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Company or (ii) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby (clause (i) or (ii), a “Company Material Adverse Effect”).

5.4         Non-Contravention. The execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Company’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Company or (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the Company, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the transactions contemplated hereby, or (d)(i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contracts, in each case except where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

5.5          Capitalization.

(a)        The Company is authorized to issue an unlimited number of Multiple Voting Company Shares and an unlimited number of Subordinate Voting Company Shares, of which 4,650,000 Multiple Voting Company Shares and 29,436,461 Subordinate Voting Company Shares are issued and outstanding as at the date hereof.  The equity securities set forth on Section 5.5(a) of the Company Disclosure Schedules comprise all of the authorized equity securities of the Company that are issued and outstanding, in each case, as of the date of this Agreement. All outstanding Company Shares are duly authorized, are fully paid and non‑assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding Company Securities have been issued in violation of any applicable securities Law.

(b)         Section 5.5(b) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each Company Equity Award, (ii) the type and total number of Company Shares underlying each such Company Equity Award, (iii) the date on which each such Company Equity Award was granted, (iv) the exercise price of each Company Option and (v) the expiration date of each Company Equity Award. Except as set forth on Section 5.5(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity‑based awards or other similar rights with respect to the Company other than the Company Equity Incentive Plan. Each Company Option was granted in accordance with the terms of the Company Equity Incentive Plan and in compliance with applicable Law and Section 409A of the Code, and each Company Option’s per share exercise price is equal to or greater than the fair market value of a Company Share on the date of grant of such Company Option.

(c)         Section 5.5(c) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Warrant, (ii) the number of Company Shares underlying each such Company Warrant, (iii) the date on which each such Company Warrant was granted, (iv) the exercise price of each Company Warrant and (v) the expiration date of each Company Warrant.

(d)         Other than as set forth on Section 5.5(b), Section 5.5(c) and Section 5.5(d) of the Company Disclosure Schedules, as of the date hereof, there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding.

(e)        There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.

(f)        No equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.

(g)        Except as disclosed in the Company Financial Statements, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

5.6          Subsidiaries.

(a)          Section 5.6(a) of the Company Disclosure Schedules sets forth a true and complete list of the Subsidiaries of the Company, listing for each Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Section 5.6(a) of the Company Disclosure Schedules, all of the outstanding voting or other equity securities, as applicable, of each Subsidiary of the Company are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws) and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).

(b)         Except as set forth on Section 5.6(b) of the Company Disclosure Schedules, there are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Subsidiary of the Company and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating any Subsidiary of the Company to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Subsidiary of the Company, including any security convertible or exercisable into equity securities of any Subsidiary of the Company. There are no Contracts to which any Subsidiary of the Company is a party that require such Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)       The Company is not a participant in any joint venture, partnership or similar arrangement, except as set forth on Section 5.6(c) of the Company Disclosure Schedules.

(d)       There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.7          Financial Statements.

(a)        Attached as Section 5.7(a) of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Company Financial Statements”):

(i)    (A) the comparative audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors; (B) the comparative audited consolidated balance sheet of DevvESG Streaming Finco Ltd. as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal year ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of DevvESG Streaming Finco Ltd. independent auditors; and (C) the comparative audited consolidated balance sheet of 1319738 B.C. Ltd. as of July 31, 2022 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal year ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of 1319738 B.C. Ltd. independent auditors; and

(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2023 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the nine (9)-month period then ended, together with all related notes and schedules thereto, (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”), which, for the avoidance of doubt, have not been reviewed or audited by any independent auditors.

(b)         Except as set forth on Section 5.7(a) of the Company Disclosure Schedules, the Company Financial Statements and the Required Financial Statements, when delivered to the SPAC, (i) shall have been prepared from the books and records of the Company and its Subsidiaries or their respective predecessors; (ii) shall have been prepared in accordance with IFRS methodologies in the case of the Company Financial Statements delivered as of the date hereof and U.S. GAAP in the case of the Required Financial Statements delivered after the date hereof, in each case applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)          The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects.

(d)         The Company and its Subsidiaries have devised and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and, when delivered to the SPAC, with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(e)          The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company or any of its Subsidiaries; (ii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Company’s, or any of its Subsidiaries’, ability to record, process, summarize and report financial information.

(f)         Except as set forth on Section 5.7(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with IFRS, with respect to Company Financial Statements delivered as of the date hereof, and with U.S. GAAP, with respect to the Required Financial Statements delivered after the date hereof, that are not adequately reflected or reserved on or provided for in the Company Financial Statements or Required Financial Statements, as applicable, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with IFRS or U.S. GAAP, as applicable, that have been incurred since the Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount. All debts and Liabilities, fixed or contingent, (1) which should be included under IFRS on a balance sheet are included in all material respects in the Company Financial Statements as of the date of such Company Financial Statements and (2) which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Required Financial Statements as of the date of such Required Financial Statements. The Company has no off-balance sheet arrangements.

5.8          Absence of Certain Changes. Except as set forth on Section 5.8 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, (a) the Company and each of its Subsidiaries have conducted their respective business in the ordinary course and consistent with past practice in all material respects and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the SPAC pursuant to Section 6.2.

5.9          Compliance with Laws and Carbon Standards. Except as set forth on Section 5.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is, and since its incorporation has ever been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws or applicable Carbon Standards. Since their respective formation, neither the Company nor any of its Subsidiaries, (i) has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to the Company), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company or any of its Subsidiaries to comply with any applicable Law, (iii) has had claims filed against it or any of its Subsidiaries with (A) any Governmental Authority alleging any failure by the Company or any of its Subsidiaries to comply with applicable Law or (B) any Registry alleging any failure with respect to the Carbon Credits transacted by the Company or any of its Subsidiaries to comply with applicable Carbon Standards, (iv) has not had its access or Registry Account suspended in respect of any relevant Registry and (v) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company or any of its Subsidiaries.

5.10      Company Permits and Registry Accounts. The Company and its Subsidiaries hold all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted, including necessary Registry Accounts on any relevant Registry, and to own, lease and operate their respective assets and properties (collectively, the “Company Permits”). All the Company Permits and Registry Accounts are in full force and effect and not subject to, or, to the Knowledge of the Company, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the transactions contemplated hereby, and the Company and its Subsidiaries are conducting business in compliance in all material respects with the Company Permits, any Carbon Standard under which any of the Carbon Credits that are transacted by the Company or its Subsidiaries are certified, and the requirements of each relevant Registry. Neither the Company nor its Subsidiaries is in violation in any material respect of the terms of the Company Permits, and no Proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries, as applicable, to use such Company Permit or conduct its business, as applicable.

5.11      Carbon Credits. Neither the Company nor any of its Subsidiaries have, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by the Company or such Subsidiary, in favor of any third party.

5.12       Litigation. Except as set forth on Section 5.12 of the Company Disclosure Schedules, since the Company’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and no such Action or Order has been brought against the Company or any of its Subsidiaries, or any of their respective current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole.Material Contracts.

(a)         Section 5.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to the SPAC. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, any of its Subsidiaries, or any of its properties or assets are bound or affected that:

(i)     contains covenants that limit or restrict the ability of the Company or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)    involves any joint venture, partnership or similar agreement;

(iii)   relates to the voting or control of the equity interests of the Company or any of its Subsidiaries or the election of directors of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company and any of its Subsidiaries);

(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $50,000;

(v)     involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of the Company or another Person;

(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)  by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by the Company or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;

(viii) is any carbon streaming agreement;

(ix)    is any strategic partnership agreement;

(x)     is with (A) any Governmental Authority or (B) any Related Person;

(xi)   is a settlement, conciliation or similar agreement pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)   provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

(xiii) obligates the Company or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xiv) provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)   is a Labor Agreement;

(xvi) obligates the Company or any of its Subsidiaries to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvii) (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of the Company or any of its Subsidiaries;

(xviii)  provides for any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(xix)    constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xx)   constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any of its Subsidiaries or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(xxi)  establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii) constitutes any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) the Company or one of its wholly owned Subsidiaries, (B) any Person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $1,000,000 to such Person or (C) any officer, director or employee of the Company or any of its Subsidiaries that is less than $50,000 to such person;

(xxiii) constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv) constitutes any Company IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)   provides any third party a power of attorney;

(xxvi)  relates to the future disposition or acquisition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the transactions contemplated hereby;

(xxvii) involves the payment of any earnout or similar contingent payment on or after the date of this Agreement; or

(xxviii is otherwise required to be filed on SEDAR+ as a “Material Contract.”

(b)          With respect to the Company Material Contracts: (i) each Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Company Material Contract; (v) the Company and its Subsidiaries have received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect the Company or any of its Subsidiaries in any material respect; and (vi) neither the Company nor any of its Subsidiaries has waived any their respective material rights under any such Company Material Contract.

5.14        Intellectual Property.

(a)         Section 5.14(a) of the Company Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company or otherwise used or held for use by the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is the owner, applicant or assignee (“Company Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by the Company or any of its Subsidiaries (for material Trade Secrets, only a general description shall be disclosed).

(b)       Section 5.14(b) of the Company Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company or any of its Subsidiaries is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Company Products; or (ii) used or held for use by the Company in the conduct of its business.

(c)          The Company and its Subsidiaries either own or have valid and enforceable rights under a Company IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by the Company in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Company Registered IP is in full force and effect, subsisting, valid and enforceable. The Company or its Subsidiaries, as applicable, (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Neither the Company nor any of its Subsidiaries has dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

(d)       The Company and its Subsidiaries have provided the SPAC with true and complete copies of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company or its Subsidiaries, as applicable, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or any of its Subsidiaries, as applicable, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, as applicable; (ii) grants to the Company or any of its Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

(e)          The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company and its Subsidiaries as presently conducted.

(f)       No Action is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Since incorporation, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there any reasonable basis therefor. There are no Orders to which the Company or any of its Subsidiaries is a party or its otherwise bound that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company and its Subsidiaries. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by the Company or any of its Subsidiaries.

(g)          No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

(h)

(i)    The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)    Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)   There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(i)          Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Company IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. The SPAC will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

(j)          The Source Code for Software within the Owned IP and the Source Code for Software included in all Company Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(k)         Neither the Company nor any of its Subsidiaries has (i) used any Open Source Software in such a way that (A) obligates the Company to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Company Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

(l)         The Company Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Company Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)        The Company and its Subsidiaries own or have a valid license in all of the Company Systems necessary to operate the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Company Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Company Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of the Company and its Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since the Company’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

5.15          Taxes and Returns.

(a)          The Company and each of its Subsidiaries have or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by them (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financial Statements have been established in accordance with IFRS. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to Tax.

(b)       There is no Action currently pending or threatened in writing against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)       There are no claims, assessments, audits, examinations, investigations or other Actions by any Tax authority in progress or pending against the Company or any of its Subsidiaries in respect of any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing, or to the Knowledge of the Company, orally, of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves (i) in the Company Financial Statements have been established in accordance with IFRS methodologies for Company Financial Statements delivered as of the date hereof and (ii) adequate reserves in the Required Financial Statements have been established in accordance with U.S. GAAP for Company Financial Statements delivered after the date hereof, or are immaterial in amount) or that any such audit, examination, investigation or other Action is contemplated.

(d)         Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

(e)        There are no Liens with respect to any Taxes upon the Company’s or any of its Subsidiaries’ assets, other than Liens described in clause (a) of the definition of Permitted Liens.

(f)          The Company and each of its Subsidiaries have collected or withheld all material Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)        Neither the Company nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company of any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)         Neither the Company nor any of its Subsidiaries has made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its Subsidiaries).

(j)          The Company is, and since its inception has been, properly characterized as a corporation for U.S. federal income tax purposes. The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each Subsidiary of the Company is, and since its inception has been, properly treated for U.S. federal income tax purposes in the manner set forth in Section 5.15(j) of the Company Disclosure Schedules.

(k)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(l)          Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(m)       There are no circumstances existing which could result in the application to the Company or any of its Subsidiaries of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 or Subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(n)         The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or any of its Subsidiaries and any Person that is (i) a non‑resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Company or any of its Subsidiaries, as applicable, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA, and all documentation or records as required by applicable Law have been made or obtained in respect of such transactions (or series of transactions).

5.16          Real Property.

(a)       The leases set forth on Section 5.16(a) of the Company Disclosure Schedule (the “Leases”) are the only Contracts pursuant to which the Company leases any real property. Neither the Company nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases, copies of which have been provided to the SPAC. Each Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 5.16(a) of the Company Disclosure Schedules. With respect to each Lease, (a) the Lease (or a notice in respect of the Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Company Securities) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease and (e) to the knowledge of the Company, all of the covenants to be performed by any other party under the Lease have been fully performed.

(b)        Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and the Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 5.16(b) of the Company Disclosure Schedules sets forth all of the Leases setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Lease, the rental payments under the Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of the Company or amalgamation.

5.17       Personal Property. Each item of Personal Property that is currently owned, used or leased by the Company or any of its Subsidiaries, as applicable, with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 5.17 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company or any of its Subsidiaries, or as set forth in Section 5.17 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Personal Property Leases, and neither the Company nor any of its Subsidiaries has received notice of any such condition.

5.18       Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of their respective material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Company Financial Statements (collectively, the “Assets”). The Assets (including Intellectual Property rights and contractual rights) of the Company and its Subsidiaries, taken as a whole, constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company and its Subsidiaries as they are now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the business of the Company or any of its Subsidiaries.

5.19        Employee Matters.

(a)        The Company is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or, to the Company’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of the Company, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since the Company’s incorporation. No employees of the Company are represented by any labor organization, labor or trade union, or works council with respect to their employment with the Company. The Company has not engaged in any unfair labor practices since its incorporation. With respect to the transactions contemplated by this Agreement, the Company has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)          The Company is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of the Company, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to the Company, the Company (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of the Company since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since the Company’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened, and there have been no such Actions since the Company’s incorporation, by or against the Company brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To the Company’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to the Company, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to the Company or (II) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(c)          Section 5.19(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of the Company, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.

(d)          There has not at any time since the Company’s incorporation been any, and there is no pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, the Company has taken corrective action in response to). For purposes of this Section 5.19(d), “Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring the Company into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of the Company or any officer of the Company, (iv) unwanted or unlawful sexual advances, lewd or sexually explicit comments, the sending of sexually explicit images or messages or other sexual harassment or (vi) any retaliatory act for refusing or opposing any of the above.

5.20        Benefit Plans.

(a)          “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation).

(b)          Set forth on Section 5.20(b) of the Company Disclosure Schedules is a true and complete list of each material Company Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 5.20(b) of the Company Disclosure Schedules). With respect to each material Company Benefit Plan, the Company and its Subsidiaries have provided to the SPAC or its counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Company Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Company Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)        No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or have any obligation to contribute to), or has any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

(d)        With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of the Company to merge, amend or terminate any material Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from the Company as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(f)        Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

5.21          Environmental Matters.

(a)          The Company and its Subsidiaries have, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

(b)        Neither the Company nor any of its Subsidiaries has received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

(c)       Neither the Company nor any of its Subsidiaries have treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by the Company or any of its Subsidiaries and no such property owned or operated on by the Company or any of its Subsidiaries is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of the Company.

(d)        Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the Company or such Subsidiary provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

(e)       The Company has provided to the SPAC all environmental audits, assessments and reports and other material environmental, health or safety documents relating to the Company’s past or current properties, facilities or operations on the Company’s properties and facilities that are in the Company and its Subsidiaries’ possession or, to the Knowledge of the Company, under its reasonable control.

5.22       Related Person Transactions. Except as set forth on Section 5.22 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since the Company’s incorporation, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. (such foregoing transactions or arrangements, “Related Party Transactions”).

5.23          Insurance.

(a)        A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company, as of the date hereof, relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to the Company is set forth on Section 5.23 of the Company Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. Since the date of the Company’s incorporation, neither the Company nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)          The Company and its Subsidiaries have reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

5.24       Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

5.25          Certain Business Practices.

(a)         Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or other individual service providers, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b)       Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(c)          Neither the Company nor any of its Subsidiaries is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

5.26        Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)       The Company and its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom the Company or any of its Subsidiaries, as applicable, has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) the Company’s and its Subsidiaries’ privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which the Company or any of its Subsidiaries are bound or to which they purport to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

(b)        To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company); and

(c)          To the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any of its Subsidiaries; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of the Company or any of its Subsidiaries (including by any agent, subcontractor or vendor of the Company).

5.27       Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

5.28       Finders and Brokers. Except for the deferred underwriting commission payable by the Company at Closing or as set forth on Section 5.28 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Liability in connection with this Agreement or the Ancillary Documents, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or any of its Subsidiaries, or any of their respective Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

5.29     Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the SPAC nor any of its Representatives have made any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.30       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement or Company Circular and other mailings or other distributions to the SPAC Shareholders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the SPAC or its Affiliates.

5.31       SEDAR+ Filings. The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the Canadian Securities Administrators under the Securities Act (British Columbia) and other applicable Canadian securities laws (the “Canadian Securities Laws”) together with any amendments, restatements or supplements thereto, except in each case where the failure to make such filings would not reasonably be expected to have a Material Adverse Effect. Except to the extent available on SEDAR+, the Company has delivered to the SPAC copies in the form filed on SEDAR+ all of the following: (i) the Company’s annual information forms, (ii) the Company’s annual and interim financial statements and management’s discussion and analysis, (iii) all other forms, reports, prospectuses, management information circulars and other documents (other than preliminary materials) filed by the Company on SEDAR+ since January 1, 2023 (the forms, reports, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through SEDAR+, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEDAR+ Reports”) and (iv) all certifications and statements required with respect to any report referred to in clause (i) above (collectively, the “Canadian Certifications”). The SEDAR+ Reports (A) were prepared in all material respects in accordance with the requirements of Canadian Securities Laws, and the rules and regulations thereunder and (B) did not, as of their respective filing dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities with respect to any SEDAR+ Reports. To the Knowledge of the Company, none of the SEDAR+ Reports filed on or prior to the date of this Agreement is subject to ongoing review or investigation by the British Columbia Securities Commission or other applicable Canadian securities regulatory authorities as of the date of this Agreement. The Canadian Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (I) the Company Shares are listed on Cboe Canada, (II) the Company has not received any written deficiency notice from Cboe Canada relating to the continued listing requirements of such Company Shares, and (III) the Company is in compliance in all material respects with all of the applicable corporate governance rules of Cboe Canada.

5.32       Fairness Opinion. The Company Board has received the oral opinion of Evans & Evans, Inc. (which Evans & Evans, Inc. would follow with a written opinion) to the effect that, among other matters as determined by the Company Board in its sole discretion, the transactions contemplated by this Agreement are fair to the Company Shareholders from a financial point of view (the “Company Fairness Opinion”), which shall be included in the Company Circular.

5.33        HSR Act. The person, as defined in Section 801.1(a)(1) of the rules (the “Rules”) promulgated under the HSR Act, within which the Company is included does not have annual net sales or total assets of $22.3 million or more, as determined in accordance with the HSR Act and the Rules.

ARTICLE VI

COVENANTS

6.1       Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give, and shall cause its Representatives to give, the SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the SPAC or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the SPAC and its Representatives in their investigation; provided, however, that the SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. During the Interim Period, subject to Section 6.14, the SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the SPAC, as the Company or its Representatives may reasonably request regarding the SPAC, its respective business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the SPAC.

6.2          Conduct of Business of the Company and its Subsidiaries.

 Unless the SPAC shall otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, the Company and its Subsidiaries shall (i) conduct their business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

 Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not, unless required by applicable Law:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(b)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Company Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(d)        incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $750,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $750,000 in the aggregate;

(e)         except as required by the terms in existence as of the date hereof of any Company Benefit Plan set forth on Section 5.20(b) of the Company Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of the Company or (iii) enter into, establish, amend, modify, commence participation in or terminate any Company Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(f)           take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of the Company, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of the Company, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(g)          make, change or rescind any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(h)          sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Company IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by the Company;

(i)        other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any Company Material Contract or enter into any Contract that if entered into prior to the Effective Date would be a Company Material Contract, (ii) voluntarily terminate any Company Material Contract, except for any termination at the end of the term of such Company Material Contract pursuant to the terms of such Company Material Contract, or (iii) waive any material benefit or right under any Company Material Contract;

(j)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)           establish any Subsidiary or enter into any new line of business;

(l)           voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with the Company’s outside auditors;

(n)        waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 individually or $500,000 in the aggregate;

(o)          close or materially reduce its activities, effect any group layoff or effect any other group personnel reduction, at any of its facilities, provided that the Company shall have the right to terminate personnel in accordance with the terms of Section 6.2(f);

(p)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(q)          other than as contemplated by the Company’s capital expenditures budget attached hereto as Schedule C, make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(r)        authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(s)       purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company); or

(t)           enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company.

Nothing contained in this Section 6.2 shall be deemed to give the SPAC or AmalCo Sub, directly or indirectly, the right to control or direct the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions hereof, control over its business and operations.

6.3          Conduct of Business of the SPAC.

Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, the SPAC shall comply with all Laws applicable to the SPAC. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the SPAC from extending, in accordance with the SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

Without limiting the generality of this Section 6.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the SPAC Continuance), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC shall not, unless required by applicable Law:

(a)          other than with respect to the SPAC Continuance, amend, waive or otherwise change, in any respect, its Organizational Documents or the Trust Agreement except as required by applicable Law;

(b)          other than in connection with a Financing (or in respect of Sponsor loans to fund SPAC working capital in accordance with clause (d) below), issue, grant, sell, pledge, dispose of or authorize to issue, grant, sell, pledge or dispose of any of its equity securities, or issue or sell, or authorize to issue or sell, any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards;

(c)           (i) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (ii) declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (iii) other than as permitted under its Organizational Documents and as required for the Redemption, directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)         (i) incur, assume, prepay or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness in excess of $100,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligations of any Person (provided, that this Section 6.3(d)(i) shall not prevent the SPAC from borrowing funds necessary to finance working capital needs (including to pay Expenses incurred in connection with the consummation of the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement (including SPAC Extension Expenses) and any ordinary course operating expenses), which debt for borrowed money permits or allows all or any portion of such debt for borrowed money to be converted into the number of SPAC Warrants not to exceed $1,500,000 (with such SPAC Warrants issued at one dollar ($1.00) per SPAC Warrant with the same terms as the SPAC Private Warrants) or which may be otherwise repaid in cash);

(e)        make, change or rescind any material election relating to Taxes, settle or compromise any claim, Action, Proceeding, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS;

(f)           amend, waive or otherwise change the Trust Agreement in any manner adverse to the SPAC;

(g)           terminate, waive or assign any material right under any SPAC Material Contract;

(h)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice, other than (i) as required by GAAP or SEC rules or disclosure guidance or (ii) upon the advice of the SPAC’s counsel or auditors, changes to such practices generally applicable to special purpose acquisition companies;

(i)           establish any Subsidiary (other than Amalco Sub) or enter into any new line of business;

(j)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

(k)         waive, release, assign, initiate, settle or compromise any pending or threatened Action, other than which are not material to the SPAC and which do not relate to the transactions contemplated hereby;

(l)           buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person outside the ordinary course of business;

(m)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Arrangement and the Amalgamation); or

(n)          enter into any agreement, understanding or arrangement with respect to the voting of the SPAC Securities, other than in connection with the transactions contemplated hereby or a Financing.

Nothing contained in this Section 6.3 shall be deemed to give the Company, directly or indirectly, the right to control or direct the SPAC prior to the Closing. Prior to the Closing, the SPAC shall exercise, consistent with the terms and conditions hereof, control over its business.

6.4          Annual and Interim Financial Statements.

(a)        During the Interim Period, as promptly as practicable after the date of this Agreement and in the case of Section 6.4(a)(x)(i) and Section 6.4(a)(x)(iii) below, in no event later than October 9, 2023 (“Financial Statements Delivery Date”), the Company shall deliver to the SPAC the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2022 and July 31, 2023, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, the Proxy Statement or the Closing Form 8-K (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company and its Subsidiaries were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement, the Proxy Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of the Company for the period from the Latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b)          All Required Financial Statements delivered pursuant to this Section 6.4, together with all related notes and schedules thereto, (i) will be prepared from, and reflect in all material respects, the books and records of the Company, (ii) will be compliant with IFRS and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (iii) will fairly present, in all material respects, the consolidated financial position of the Company, as of the dates thereof and their results of operations for the periods then ended, and (iv) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.

(c)         The Company shall use reasonable best efforts (i) to assist the SPAC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement, the Proxy Statement and any other filings to be made by the SPAC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

6.5        SPAC Public Filings. During the Interim Period, the SPAC will keep current and timely file (giving effect to any applicable extensions available to the SPAC with respect to such filings) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Shares on Nasdaq; provided, however, that the SPAC shall use its reasonable best efforts to obtain, and the Company will use its reasonable best efforts to cooperate with the SPAC to obtain, a listing of the New PubCo Common Shares on Nasdaq effective as of the Closing.

6.6          No Solicitation.

(a)          For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time (other than, with respect to the Company, an existing shareholder of the Company, including a Core Company Shareholder or their respective Affiliates, or existing Company Affiliate or insider) relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (I) all or any material part of the business or assets of the Company (other than a sale of immaterial assets in the ordinary course of business consistent with past practice) or (II) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the SPAC.

(b)        During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c)         Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)          If the Company receives a bona fide unsolicited Acquisition Proposal that constitutes a Superior Proposal, the Company Board may, or may cause the Company to, make a Change in Recommendation and approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)         the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)          the Company has been, and continues to be, in compliance with its obligations under this Section 6.6;

(iii)        the Company or its Representatives have delivered to the SPAC a written notice of the determination of the Company Board that it has received a Superior Proposal and of the intention to approve, recommend or enter into a definitive agreement with respect to such Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

(iv)       the Company or its Representatives have provided to the SPAC a copy of any proposed definitive agreement, LOI or term sheet for the Superior Proposal;

(v)        at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the SPAC received the Superior Proposal Notice and the date on which the SPAC received a copy of the definitive agreement for the Superior Proposal;

(vi)       after the Matching Period, the Company Board has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the SPAC under Section 6.6(e));

(vii)        the approval of the Arrangement Resolution by the Company Shareholders has not been obtained; and

(viii)       prior to or concurrently with making a Change in Recommendation or entering into such definitive agreement the Company terminates this Agreement.

(e)         During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Company Board shall review any offer made by the SPAC to amend the terms of this Agreement and the Arrangement in good faith, after consultation with legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the SPAC to make such amendments to the terms of this Agreement and the Arrangement as would enable the SPAC or its affiliates to proceed with the transactions contemplated by this Agreement on such amended terms. If as a consequence of the foregoing the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the SPAC and the Company and the SPAC shall amend this Agreement to reflect such offer made by the SPAC, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(f)           Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.6(f).

(g)          Nothing in this Agreement shall prohibit the Company Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal to inform them of such. Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the Company Shareholders if the Company Board, acting in good faith and upon the advice of its legal and financial advisors, shall have determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under Law; provided, however, that, notwithstanding that the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Change in Recommendation, other than as permitted by Section 6.6(d).

(h)         If the Company provides a Superior Proposal Notice to the SPAC after a date that is less than five Business Days before the Company Meeting, the Company shall, upon request from the SPAC, postpone the Company Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting (and, in any event, no less than five Business Days prior to the Outside Date); provided, however, that if the Company has fully complied with Section 6.6(d) through Section 6.6(e), and has determined that the Acquisition Proposal continues to be a Superior Proposal in accordance with Section 6.6(d), it may then cancel the Company Meeting only if prior to or concurrently therewith it makes a Change in Recommendation or enters into such definitive agreement and the Company terminates this Agreement immediately prior thereto.

6.7          No Trading.

(a)         The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the SPAC (other than to engage in the Arrangement and the Amalgamation in accordance with Article I), communicate such information to any third party, take any other action with respect to the SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

(b)       The SPAC acknowledges and agrees that it is aware, and that the SPAC’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by Canadian securities Laws and the rules of Cboe Canada and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The SPAC hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than to engage in the Arrangement and the Amalgamation in accordance with Article I), communicate such information to any third party, take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8        Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, false or untrue, would reasonably be expected to constitute a breach of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9          Efforts; Regulatory Filings.

(a)          Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)          As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement.

(c)          Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated hereby. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting.

(d)         If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e)        Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require the SPAC or the Company, and the SPAC and the Company shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company, or on the business of the SPAC (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).

(f)           Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10          Tax Matters.

(a)         Neither the holders of SPAC Securities nor the Company Securityholders shall have any obligation or Liability with respect to any Excise Tax imposed on the Company, the SPAC or New PubCo as a result of the Redemption or the Business Combination, and neither the holders of SPAC Securities nor the Company Securityholders shall be required to indemnify any Person for the payment of such Excise Tax. Following the Closing, the Company or New PubCo (as applicable) shall be responsible for the prompt payment of any Excise Tax if and when due.

(b)       New PubCo shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, which shall constitute “Expenses” hereunder.

(c)          The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, the transactions contemplated by this Agreement are intended to be treated consistent with the Intended Tax Treatment. Provided the Arrangement, including the Amalgamation, satisfy the requirements applicable to the Intended Tax Treatment, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment. Notwithstanding the foregoing or anything herein to the contrary, none of the Parties makes any representation, warranty or covenant to any other Party (except to the extent expressly provided in Section 3.11(f), Section 4.12 and Section 5.15(l)) or holder of SPAC Securities or Company Securityholder regarding the tax treatment of the Arrangement, the SPAC Continuance, the Business Combination or any component of any of the foregoing.

(d)          This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and the U.S. Treasury Regulations promulgated thereunder with respect to the Amalgamation.

(e)          The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to the SPAC or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to the SPAC or counsel to the Company, including in connection with the Closing and any filing with the SEC. In the event the SEC requests or requires a tax opinion on the Inversion or Intended SPAC Tax Treatment, the SPAC shall use reasonable best efforts to cause Kirkland & Ellis LLP (“K&E”) to deliver such opinion, and in the event the SEC requests or requires a tax opinion on the Inversion or Intended Company Tax Treatment, the Company shall use reasonable best efforts to cause Morrison & Foerster LLP (“MoFo”) to deliver such opinion, each such opinion being subject to the assumptions, qualifications, and reasoning as determined by the counsel delivering such opinion, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor and reasonably cooperate in the mutual exchange of information relevant to the delivery of such opinions and representation letters. Notwithstanding anything to the contrary in this Agreement, (x) K&E shall not be required to provide, nor shall the SPAC be required to seek, any opinion to any party regarding the Intended Company Tax Treatment, and (v) MoFo shall not be required to provide, nor shall the Company be required to seek, any opinion to any party regarding the Intended SPAC Tax Treatment.

6.11       Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12          The Registration Statement.

(a)         As promptly as practicable after the date hereof, the SPAC shall prepare, with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the New PubCo Common Shares to be issued under this Agreement as the Common Amalgamation Consideration, (y) the Convertible Note Shares to be issued in respect of the Company Shares issued pursuant to conversion of the Company Convertible Notes and (z) the replacement New PubCo Securities to be issued in the SPAC Continuance, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC Shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the SPAC Public Shareholders an opportunity, in accordance with the SPAC’s Organizational Documents, to have their SPAC Shares redeemed (such rights to have their SPAC Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC Shareholders to vote, at a special meeting of the SPAC Shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the SPAC Shareholders in accordance with the SPAC’s Organizational Documents, (ii) the effecting of the SPAC Continuance, including the conversion of SPAC Class A Shares and SPAC Class B Shares contemplated hereby, (iii) the issuance of New PubCo Common Shares, including any New PubCo Common Shares to be issued in connection with the Financing, as may be required under Nasdaq’s listing requirements, (iv) a non-binding advisory vote on the adoption and approval of certain differences between the existing SPAC Charter and bylaws and the New PubCo Organizational Documents, (v) the adoption and approval of the New PubCo Organizational Documents, (vi) the adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and the SPAC, and which will provide for the reservation for future issuance of a number of New PubCo Common Shares equal to ten percent (10%) of the aggregate number of New PubCo Common Shares issued and outstanding immediately after the Closing (calculated after giving effect to the Redemption, assuming full exercise of the Converted Options and the Converted Warrants and settlement of the Converted RSUs), (vii) such other matters as the Company and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Arrangement, the Amalgamation and the other transactions contemplated by this Agreement, (the approvals described in foregoing clauses (i) through (vii), collectively, the “SPAC Shareholder Approval Matters”), (viii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC, and (ix) any other proposals as the SEC or Nasdaq may indicate are necessary in its comments to the Registration Statement or correspondence related thereto.

(b)          Notwithstanding anything to the contrary contained in this Agreement, the SPAC may (and, in the case of the following clause (ii), at the request of the Company, shall) adjourn the SPAC Special Meeting for a period of no longer than fifteen (15) calendar days (in each case): (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Registration Statement that the SPAC Board has determined in good faith is required by applicable Law be provided to the SPAC Public Shareholders; (ii), in each case, for one (1) or more periods, (x) if as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient voting equity interests of the SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Special Meeting or (y) in order to solicit additional proxies from the SPAC Public Shareholders for purposes of obtaining the requisite approval with respect to the SPAC Shareholder Approval Matters; (iii) to seek withdrawals of redemption requests from the SPAC Public Shareholders or (iv) if the Company Meeting has been adjourned or delayed; provided, that, in the event of any such adjournment, the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. The SPAC and the Company and their respective counsel shall cooperate and provide one another with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and any comments timely made shall be considered in good faith. The Company and the SPAC shall each provide the other with such information concerning the Company, the SPAC and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company or the SPAC, as applicable, shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

(c)          The SPAC shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the included Proxy Statement, the SPAC Special Meeting and the Redemption. Each of the SPAC and the Company shall make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement and the included Proxy Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement and the included Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the SPAC shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(d)          The SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the SPAC shall consider any such comments timely made in good faith under the circumstances.

(e)          As soon as practicable following the Registration Statement becoming effective, the SPAC shall distribute the Proxy Statement to the SPAC Shareholders, and pursuant thereto, shall call the SPAC Special Meeting in accordance with the Securities Act and applicable Delaware Law for a date no later than thirty (30) days following the commencement of mailing of the Proxy Statement to the SPAC Shareholders or if later, the date on which the Company Meeting is contemplated to occur pursuant to Section 2.3.

(f)        The SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Redemption.

(g)        All Expenses of, related to and incurred in connection with the preparation, filing, processing, and approval of the Registration Statement including, but not limited to, all auditing, accounting, legal, exchange listing fees, SEC and other filing fees, proxy fees, redemption fees, printing fees and mailing expenses shall constitute Expenses of the Company and shall be promptly paid by the Company as and when due.

6.13          Public Announcements.

(a)         The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the SPAC, the Sponsor, and their respective Representatives from providing general publicly available information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including in connection with the transactions contemplated hereby or a Financing, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 6.2 and this Section 6.13, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, the SPAC and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.13.

(b)         The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release (which shall be “furnished” and not “filed”) and a description of this Agreement as required by Federal Securities Laws, upon which the Company shall have the opportunity to review and provide comments prior to filing and the SPAC shall consider any such comments in good faith, and the Company shall file a material change report as required by Canadian securities Laws, which the SPAC shall have the opportunity to review and comment prior to filing and the Company shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, New PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release (which shall be “furnished” and not “filed”) and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall have the opportunity to review and comment, and the Company shall file a material change report as required by Canadian securities laws, which the SPAC and the Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and securityholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.14          Confidential Information. During the Interim Period until the Closing or the earlier termination of this Agreement in accordance with Article IX, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company.

6.15          Post-Closing Board of Directors and Executive Officers; Employment Agreements.

(a)         The Parties shall take all necessary action, including causing the directors of the SPAC to resign, such that (i) effective as of the Effective Time, the post-closing New PubCo Board will consist of up to nine (9) directors (the “Post-Closing New PubCo Board”), including: (A) five (5) directors set forth on Schedule 6.15(a)(i) or any other individuals designated by the Company in replacement of such designees prior to the Closing, who shall be reasonably acceptable to the SPAC, (B) two (2) directors set forth on Schedule 6.15(a)(ii) or any other individuals designated by the SPAC in replacement of such designees prior to the Closing, who shall be reasonably acceptable to the Company, and (C) up to two (2) directors who are independent in accordance with Nasdaq and SEC guidelines and mutually designated by the Company and the SPAC prior to the Closing, and (ii) the Post-Closing New PubCo Board will be elected effective as of the Effective Time in accordance with the New PubCo Organizational Documents, Nasdaq rules and National Instrument 52-110 for audit committee purposes; provided, however, that the Chairman of the Company immediately prior to the Effective Time shall be the Chairman of the Post-Closing New PubCo Board immediately after the Effective Time, unless the Parties mutually designate an alternative Chairman prior to the Effective Time. Prior to the effectiveness of the Registration Statement, the Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or the Sponsor) on the directors to be appointed to the audit, compensation and nominating committees.

(b)         The Parties shall take all action necessary, including causing the executive officers of the SPAC to resign, such that the individuals serving as the Chief Executive Officer and Chief Financial Officer of the Company immediately prior to the Effective Time will serve in the same respective offices of New PubCo immediately after the Effective Time.

(c)          The SPAC and the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve on the Post-Closing New PubCo Board at the Company’s expense.

(d)          At or prior to the Closing, New PubCo will provide each member of the Post-Closing New PubCo Board with a customary director indemnification agreement.

(e)          Prior to the Closing Date, each Key Employee shall enter into an employment agreement with New PubCo, each in a form mutually and reasonably agreed upon by the Company and the SPAC and shall become effective as of the Closing Date (each, a “Key Employment Agreement” and, collectively, the “Key Employment Agreements”).

6.16      Treatment of Related Party Transactions. On or before the Closing Date, except for this Agreement and any Ancillary Documents, the Company shall cause all Liabilities and obligations of the Company or any of its Subsidiaries under any Related Party Transaction (other than those set forth on Section 6.16 of the Company Disclosure Schedules) to be terminated in full without any further force and effect and without any costs to, Liabilities to or obligations of New PubCo, the SPAC, the Company, any Subsidiaries of the Company or any of their respective Affiliates (except as set forth on Section 6.16 of the Company Disclosure Schedules).

6.17          Indemnification of Directors and Officers; Tail Insurance.

(a)         The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, the SPAC or Amalco Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of, as applicable, the Company, the SPAC or Amalco Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company, the SPAC or Amalco Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, New PubCo and the Company shall cause the Organizational Documents of New PubCo and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the respective Organizational Documents of the Company, the SPAC and Amalco Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Arrangement and the Amalgamation and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)          At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by the Company’s and the SPAC’s fiduciary policies, in each case, covering those Persons who are covered by such policies on the Effective Date and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s or the SPAC’s existing policies (the “Tail Policy”); provided, that in no event shall the Company be required to expend on the premium thereof in excess of two hundred fifty percent (250%) of the aggregate annual premiums currently payable by the Company and the SPAC with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. New PubCo and Amalco shall maintain the Tail Policy in full force and effect, and continue to honor the obligations thereunder, and New PubCo and Amalco shall be responsible for and shall timely pay or caused to be paid all premiums with respect to the Tail Policy.

(c)         If New PubCo, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of new PubCo or the Company shall assume all of the obligations set forth in this Section 6.17.

(d)          The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.17 are intended to be third party beneficiaries of this Section 6.17. This Section 6.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the SPAC and the Company.

6.18       Trust Account Proceeds. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and SPAC Organizational Documents, at the Closing, the SPAC shall (a) cause the documents and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to SPAC Shareholders who shall have validly elected to redeem their SPAC Class A Shares pursuant to the SPAC Organizational Documents and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived in whole or in part, and use its best efforts to cause the Trustee to make such other disbursements as instructed by the SPAC in accordance with this Agreement.

6.19        Financing.

(a)         During the Interim Period, the SPAC may seek to obtain additional financing commitments from third-party investors (the “Financing Investors”) by entering into subscription agreements in form and substance and with terms reasonably satisfactory to the Company (the “Financing Agreements”), pursuant to which the Financing Investors may commit to make a private investment in New PubCo by way of subscribing for equity securities, debt securities or other equity-linked or convertible securities of New PubCo (collectively, a “Financing”). The obligations of the Parties to consummate the Closing shall not be conditioned upon the consummation of a specific minimum amount of Financing. In the event that one (1) or more Financing Agreements is entered into by the SPAC in connection with the Financing, (i) the SPAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such Financing Agreement or any remedy thereunder, in each case, without the prior written consent of the Company, other than immaterial or ministerial modifications or waivers, (ii) the SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by each such Financing Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the SPAC and otherwise complying with its obligations thereunder, (iii) if all conditions in any such Financing Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the SPAC shall consummate the transactions contemplated by each such Financing Agreement at or prior to the Closing, (iv) the SPAC shall deliver notices to counterparties to each such Financing Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Closing, (v) the SPAC shall enforce its rights under each such Financing Agreement to cause the applicable Financing Investors to fund the amounts set forth therein and (vi) the SPAC shall provide prompt written notice to the Company if any counterparty to any Financing Agreement notifies the SPAC of any breach of any representation or other agreement contained in any such Financing Agreement by such counterparty. A Financing may also take the form of an agreement (a “Non-Redemption Agreement”) between the SPAC and/or the Sponsor and a Financing Investor pursuant to which such Financing Investor agrees to not redeem any SPAC Class A Shares it owns, or agrees to acquire, in connection with the Closing. In connection with any Financing, the SPAC may, at Closing (to the extent consented to by the Sponsor pursuant to the Sponsor Side Letter), in addition to any securities subscribed for in such Financing, issue (a) an aggregate number of New PubCo Common Shares not to exceed 1,725,000 shares (such total amount so issued as of Closing, the “Financing Incentive Shares”) and (b) an aggregate number of New PubCo Warrants not to exceed 3,360,000 warrants (such total amount so issued as of Closing, the “Financing Incentive Warrants”), and such issuance of Financing Incentive Shares and/or Financing Incentive Warrants in connection with any Financing shall be deemed reasonably acceptable to the Company; provided, that, Sponsor forfeits a number of New PubCo Common Shares and New PubCo Warrants equal to the number of Financing Incentive Shares and Financing Incentive Warrants, respectively, in accordance with the Sponsor Side Letter (in the alternative, the Sponsor may agree to transfer certain New PubCo Common Shares and/or New PubCo Warrants in connection with a Financing or a Non-Redemption Agreement); provided, further, that nothing set forth herein shall require New PubCo to issue or transfer Financing Incentive Shares or Financing Incentive Warrants.

(b)         Prior to the Closing, the Company shall use its reasonable best efforts to provide to the SPAC, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by the SPAC that is customary in connection with completing a Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), which reasonable best efforts shall include, among other things, the Company’s (i) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Company (including information to be used in the preparation of one (1) or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available and subject to disclosure limitation for a public company, (ii) causing the Company’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (iii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the SPAC or any financing sources to permit the consummation of such financing activities, and (iv) cooperating with requests for due diligence to the extent customary and reasonable.

6.20       Registration Rights Agreement. At the Closing, New PubCo, the persons set forth on Exhibit B hereto, the Sponsor and certain Sponsor-related persons will enter into a registration rights agreement substantially in the form of the registration rights agreement attached hereto as Exhibit E (the “Registration Rights Agreement”).

ARTICLE VII

NO SURVIVAL

7.1          No Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms apply or are to be performed, in each case, in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

ARTICLE VIII

CLOSING CONDITIONS

8.1          Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Arrangement, including the Amalgamation and the other transactions described herein, shall be subject to the satisfaction or written waiver (where permissible) by the Company and the SPAC of the following conditions:

(a)          Required SPAC Approvals. The SPAC Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the SPAC Special Meeting in accordance with the SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b)       Required Company Approvals. The Company Shareholder Approval Matters that are submitted to the vote of the Company Shareholders at the Company Meeting in accordance with the Company Circular shall have been approved by the requisite vote of Company Shareholders at the Company Meeting in accordance with the Company’s Organizational Documents, applicable Law and the Company Circular (the “Required Company Shareholder Approval”).

(c)         No Orders or Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement and no Law or Order is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement.

(d)         Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(e)          Stock Exchange Listing. The New PubCo Common Shares shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(f)         Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order.

(g)       Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the SPAC, each acting reasonably, on appeal or otherwise.

(h)          SPAC Continuance. The SPAC Continuance shall have been consummated in accordance with Section 2.7.

8.2          Conditions to Obligations of the Company.

In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Arrangement, including the Amalgamation and the other transactions described herein, are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)          Representations and Warranties.

(i)       Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement), Section 3.18 (Finders and Brokers), Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement) and Section 4.10 (Finders and Brokers) (collectively, the “SPAC Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)       Each of the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Article III and Article IV (other than the SPAC Specified Representations and the representations and warranties of the SPAC and Amalco Sub, as applicable, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a SPAC Material Adverse Effect or Amalco Sub Material Adverse Effect.

(iii)        The representations and warranties of the SPAC and Amalco Sub, respectively, contained in Section 3.5 (Capitalization) and Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)        Agreements and Covenants. The SPAC and Amalco Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.

(c)          Closing Deliverables.

(i)          OFFICER CERTIFICATE. The SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.2(a) and Section 8.2(b).

(ii)       SECRETARY CERTIFICATE. The SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the SPAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the SPAC Continuance) and (B) the resolutions of the SPAC’s Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii)        REGISTRATION RIGHTS AGREEMENT. The Company shall have received from New PubCo duly executed counterparts of the Registration Rights Agreement, executed by New PubCo.

(iv)       RESIGNATIONS. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of the SPAC as necessary to give effect to the requirements of Section 6.15.

8.3          Conditions to Obligations of the SPAC.

In addition to the conditions specified in Section 8.1, the obligations of the SPAC and Amalco Sub to consummate the Arrangement, the SPAC Continuance and the Arrangement, including the Amalgamation and the other transactions described herein, are subject to the satisfaction or written waiver (by the SPAC) of the following conditions:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement). and Section 5.28 (Finders and Brokers) (collectively, the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)       Each of the representations and warranties of the Company contained in Article V (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 5.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect.

(iii)       The representations and warranties of the Company contained in Section 5.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)         Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the SPAC.

(c)         No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)          Key Employees. Each of the Key Employees shall be actively employed (or, solely in the case of David Oliver, actively engaged as an individual independent contractor and anticipated to be converted to employee status) with the Company as of the Closing Date.

(e)          Closing Deliverables.

(i)         OFFICER CERTIFICATE. The SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b), and Section 8.2(c).

(ii)       SECRETARY CERTIFICATE. The Company shall have delivered to the SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company Organizational Documents as in effect as of the Closing Date (B) the requisite resolutions of the Company’s Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby.

(iii)        REGISTRATION RIGHTS AGREEMENT. The SPAC shall have received from the Company duly executed counterparts of the Registration Rights Agreement, executed by each Company Securityholder set forth on Schedule B.

(iv)       COMPANY SUPPORT & LOCK-UP AGREEMENT. The Core Company Securityholders shall be party to a Company Support & Lock-Up Agreement that remains in full force and effect.

(v)         KEY EMPLOYMENT AGREEMENTS. The SPAC shall have received from the Company duly executed counterparts of all Key Employment Agreements, each in full force and effect as of the Closing Date.

(vi)     FIRPTA TAX CERTIFICATE. Prior to the Closing, the Company shall deliver to New PubCo a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for New PubCo to deliver such notice and a copy of such certification to the IRS on behalf of the Company upon the Closing.

8.4          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1          Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)          by mutual written consent of the SPAC and the Company;

(b)          by written notice by either the SPAC or the Company, if:

(i)        the Company Meeting is duly convened and held (including any adjournment or postponement thereof), the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(ii)       the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(iii)      after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the SPAC or its affiliates from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iv)        the Effective Time does not occur on or prior to June 12, 2024, subject to a one-time thirty (30)-day extension upon written agreement of the Parties (provided, that, if the Registration Statement shall not have been declared effective by the SEC as of the Outside Date, the SPAC shall be entitled to one sixty (60)-day extension upon notice to the Company) (the “Outside Date”), provided, that a Party may not terminate this Agreement pursuant to this Section 9.1(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)          by written notice by the Company to the SPAC, if:

(i)          there has been a breach by the SPAC or Amalco Sub, or if any representation or warranty of the SPAC or Amalco Sub, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the SPAC or Amalco Sub or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if at such time the Company is in material uncured breach of this Agreement; or

(ii)          prior to the approval by the Company Shareholders of the Arrangement Resolution,

(A)          the Company Board makes a Change in Recommendation in accordance with Section 6.6(d); or

(B)        the Company enters into a written agreement with respect to a Superior Proposal in accordance with Section 6.6 and provided, that the Company is then in compliance with Section 6.6; or

(d)          by written notice by the SPAC to Company, if:

(i)          there has been a breach by the Company, or if any representation or warranty of the Company, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if at such time the SPAC or Amalco Sub is in material uncured breach of this Agreement;

(ii)        prior to the approval by the Company Shareholders of the Arrangement Resolution, (A) the disinterested members of the Company Board fail to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by the SPAC, acting reasonably, the approval or recommendation of the Arrangement or the Arrangement Resolution (a “Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Change in Recommendation) unless the Company provides a Superior Proposal Notice to the SPAC within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, or (B) the Company Board approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal; or

(iii)       if there has been a Company Material Adverse Effect following the date of this Agreement which is uncured for at least thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided by the SPAC to the Company.

9.2         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.13 (Public Announcements) this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 10.1 (Waiver of Claims Against Trust), Article XI (Miscellaneous) and Section 11.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability following the termination of this Agreement for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 9.3 and this Section 9.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3          Fees and Expenses.

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company; provided, however, that:

(a)          subject to Sections 9.3(b) through 9.3(d), the SPAC shall be responsible for (i) all Expenses relating to the SPAC’s ordinary course Exchange Act reporting, (ii) all Expenses relating to monthly payments of the Trust Account, and (iii) expenses related to the Extension (the “SPAC Extension Expenses”) (collectively, the “SPAC Specified Expenses”);

(b)          if this Agreement is terminated (i) by the Parties pursuant to Section 9.1(a), (ii) by the SPAC or the Company pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(b)(iv), or (iii) by the Company pursuant to Section 9.1(c)(i), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, and no Party shall have any liability to any other Party for any other expenses or fees;

(c)          if this Agreement is terminated (i) by the Company or the SPAC pursuant to Section 9.1(b)(i) or the Company pursuant to Section 9.1(c)(ii) or (ii) by the SPAC pursuant to Section 9.1(d), the Company shall pay to the SPAC, by wire transfer of immediately available funds within thirty (30) Business Days after such termination, all Expenses incurred by the SPAC in connection with this Agreement and the transactions contemplated hereby up to the date of such termination (including (i) SPAC Specified Expenses incurred in connection with the transactions, including SPAC Extension Expenses and (ii) any Excise Tax Liability provided that, solely with respect to Excise Tax Liability, notice of such termination pursuant to this paragraph (c) is provided after December 1, 2023); and

(d)        if the transactions contemplated by this Agreement are consummated, New PubCo shall bear all of the Expenses of the Parties (including the SPAC Specified Expenses and any Excise Tax Liability); provided, however, that this Section 9.3(d) shall not be construed to alter the application of the Trust Account proceeds as set forth in Section 6.18.

As used in this Agreement, “Expenses” shall include only those out-of-pocket expenses of the type and with parties set forth on Schedule 9.3(d) or as mutually agreed upon by the Company and the SPAC (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or the SPAC).

All deferred expenses (including fees or commissions payable to the IPO Underwriters and any legal fees) of the IPO due upon consummation of a Business Combination shall constitute Expenses of New PubCo, which Expenses will be payable by New PubCo in accordance with Section 9.3(d) above.

The Company acknowledges and agrees that the provisions of Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the SPAC would not have entered into this Agreement. If the Company fails to pay in a timely manner the amounts due pursuant to Section 9.3 and, in order to obtain such payment, the SPAC makes a claim against the Company that results in a judgment, the Company party shall pay to the SPAC its reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred or accrued in connection with such claim.

ARTICLE X

WAIVERS AND RELEASES

10.1        Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus other than SEC Reports, the SPAC’s Organizational Documents, and the Trust Agreement and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s public shareholders (the “SPAC Public Shareholders”) and that the SPAC may disburse monies from the Trust Account only as set forth in the Trust Agreement. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against the SPAC, Amalco Sub or any other Person for legal relief against monies or other assets of the SPAC or Amalco Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, the Company hereby acknowledges and agrees that it and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE XI

MISCELLANEOUS

11.1        Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SPAC or Amalco Sub at or
prior to the Closing, or to the
Sponsor, to:

Focus Impact Acquisition Corp.
1345 Avenue of the Americas
New York, NY 10105
Attn: Carl Stanton
E-mail: cstanton@focus-impact.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 02210022
Attn: Lauren M. Colasacco, P.C.,
Peter Seligson, P.C.
Email: lauren.colasacco@kirkland.com;
peter.seligson@kirkland.com

If to the Company, to: DevvStream Holdings Inc. 2133-1177 West Hastings Street Vancouver, BC V6E 2K3 Attention: Sunny Trinh Email: sunny@devvstream.com with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle;
Justin Salon
Email: skalansky@mofo.com; opringle@mofo.com; justinsalon@mofo.com

If to Amalco and, following the
Closing, the SPAC:

c/o DevvStream Holdings Inc.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: Carl Stanton, Sunny Trinh
Email: cstanton@focus-impact.com,
sunny@devvstream.com

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky; Omar Pringle;
Justin Salon
Email: skalansky@mofo.com;
opringle@mofo.com; justinsalon@mofo.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Lauren M. Colasacco, P.C.;
Peter Seligson, P.C.
Email: lauren.colasacco@kirkland.com;
peter.seligson@kirkland.com

11.2       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company, and any assignment without such consent shall be null and void; provided, that the no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3        Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 6.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, the Sponsor shall be an express third-party beneficiary of Section 6.13, this Section 11.3, and Section 11.8.

11.4      Governing Law; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions, disputes or other matters in connection with the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts.

11.5      Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.6      Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.7        Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.8       Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by (a) the SPAC and the Company prior to the Closing and (b) New PubCo and the Sponsor after the Closing. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

11.9        No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.9.

11.10     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

11.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (h) the term “or” means “and/or”; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the disclosure schedules, all material amendments thereto (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the SPAC if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “DevvStream Confidential Data Room” online data site hosted by Microsoft at https://www.microsoft.com/en-us/microsoft-365/sharepoint/collaboration?ms.officeurl=sharepoint&rtc=1 for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the SPAC and its representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Effective Date.

11.12     Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.13      Conflicts and Privilege.

(a)         The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, Amalco), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the Sponsor, Amalco, shareholders or holders of other equity interests of the SPAC or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Amalco) (collectively, the “SPAC Group”), on the one hand, and (y) the Company and/or any member of the New Company Group (as defined below), on the other hand, any legal counsel, including K&E, that represented the SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to Amalco, and even though such counsel may have represented the SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for Amalco and/or the Sponsor. The SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among the SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to Sponsor after the Closing, and shall not pass to or be claimed or controlled by Amalco. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the SPAC or the Sponsor under a confidentiality agreement shall remain the privileged communications or information of the Company and shall not be used by the SPAC Group against the New Company Group, as subsequently defined, in connection with any dispute among the parties.

(b)         The SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, Amalco), hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, Amalco and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “New Company Group”), on the one hand, and (y) any member of SPAC Group, on the other hand, any legal counsel, including MoFo that represented the Company prior to the Closing may represent any member of the New Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented the SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Amalco, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the New Company Group, on the one hand, and MoFo, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to the New Company Group after the Closing, and shall not pass to or be claimed or controlled by Amalco. Notwithstanding the foregoing, any privileged communications or information shared by the SPAC prior to the Closing with the Company under a confidentiality agreement shall remain the privileged communications or information of the SPAC, and controlled by Sponsor, and shall not be used by the New Company Group against the SPAC Group in connection with any dispute among the parties.

ARTICLE XII

DEFINITIONS

12.1        Certain Definitions.

For purpose of this Agreement, the following capitalized terms have the following meanings:

“ABCA” has the meaning specified in the Recitals.

“Acquisition Proposal” has the meaning specified in Section 6.6.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options valued in U.S. Dollars calculated using the exchange rate published in the Wall Street Journal, United States Eastern Edition, under the heading “Currency Trading” on the date two (2) Business Days prior to the Effective Time, whether vested or unvested, and all Company Warrants, in each case, outstanding immediately prior to the Effective Time or exercised in cash (and included in such calculation solely to the extent the amount of such exercise price was actually received in cash by the Company) after the date hereof and prior to the Effective Time.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternative Transaction” has the meaning specified in Section 6.6.

“Amalco” has the meaning specified in the Recitals hereto.

“Amalco Sub” has the meaning specified in the Preamble hereto.

“Amalco Sub Material Adverse Effect” has the meaning specified in Section 4.3.

“Amalgamation” has the meaning specified in the Recitals hereto.

“Amalgamation Consideration Value” means the Equity Value plus the Aggregate Exercise Price.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Arrangement” has the meaning specified in the Recitals hereto.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Company Shareholders, substantially in the form set forth in Exhibit F.

“Assets” has the meaning specified in Section 5.18.

“BCBCA” has the meaning specified in the Recitals hereto.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA), each deferred compensation, compensation, incentive, equity purchase or other equity or equity-based compensation, phantom equity, severance, termination pay, salary continuation, retention, stay, post-termination, holiday, vacation, bonus, commission, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, savings, fringe benefit, retirement or other similar plan, program, agreement, Contract, commitment, policy or arrangement, and each other compensation or benefit plan, program, agreement, whether formal or informal, whether written or unwritten and whether legally binding or not.

“Board” means the board of directors of an entity as constituted from time to time.

“Book-Entry Shares” has the meaning specified in Section 2.14(b).

“Business Combination” has the meaning specified in the Recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in Delaware are generally open for use by customers on such day.

“Canadian Certifications” has the meaning specified in Section 5.31.

“Canadian Securities Laws” has the meaning specified in Section 5.31.

“Carbon Credit” means an instrument, benefit, offset, allowance or other unit that represents a verified reduction or removal of one metric tonne of CO2 equivalent.

“Carbon Standard” means, with respect to a Carbon Credit, the program or standard administered by a mandatory or voluntary domestic or international greenhouse gas program, certification, scheme or protocol, that certifies such Carbon Credit as a verified reduction or removal of one metric tonne of CO2 equivalent, including its methodologies and published guidance.

“Cboe Canada” means the Neo Exchange Inc., operating as Cboe Canada.

“CDS” has the meaning specified in Section 2.14(b).

“Certificate of Incorporation” means the certificate of incorporation or articles of incorporation, as applicable, of a corporation.

“Certificates” has the meaning specified in Section 2.14(b).

“Change in Recommendation” has the meaning specified in Section 9.1(d)(ii).

“Closing” has the meaning specified in Section 1.1

“Closing Date” has the meaning specified in Section 1.1.

“Closing Filing” has the meaning specified in Section 6.13(b).

“Closing Press Release” has the meaning specified in Section 6.13(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any valid treasury regulation promulgated thereunder.

“Common Amalgamation Consideration” means, with respect to the Company Securities, a number of New PubCo Common Shares equal to the Amalgamation Consideration Value divided by $10.20.

“Common Conversion Ratio” means, in respect of a Company Share, the number equal to (a) the Common Amalgamation Consideration divided by (b) the Fully Diluted Common Shares Outstanding.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.20(a).

“Company Board Recommendation” has the meaning specified in Section 2.4(b).

“Company Certificate” has the meaning specified in Section 2.14(d).

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting and the Arrangement, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Convertible Notes” means those certain Company Convertible Notes to be issued by the Company during the Interim Period in accordance with Section 6.2 pursuant to the Company Convertible Notes Subscription Agreements.

“Company Convertible Notes Subscription Agreements” means those certain Convertible Note Subscription Agreements to be entered into by the Company during the Interim Period in accordance with Section 6.2 with respect to the Company Convertible Notes.

“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company, including the Company Option and Company Warrants.

“Company Disclosure Schedules” has the meaning specified in Article V.

“Company Equity Awards” means, collectively, each Company Option and each Company RSU.

“Company Equity Incentive Plan” means the 2022 Equity Incentive Plan of DevvStream Holdings Inc., as amended and restated from time to time, and the 2022 Non-Qualified Stock Option Plan of DevvStream Inc., as amended and restated from time to time.

“Company Fairness Opinion” has the meaning specified in Section 5.32.

“Company Financial Statements” has the meaning specified in Section 5.7(a).

“Company IP Agreements” means including (a) Contracts under which the Company has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses.

“Company IP Licenses” has the meaning specified in Section 5.14(b).

“Company Material Adverse Effect” has the meaning specified in Section 5.3.

“Company Material Contract” has the meaning specified in Section 5.13(a).

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set forth in the Company Circular and agreed to in writing by the SPAC, acting reasonably.

“Company Option ITM Amount” has the meaning specified in Section 2.12(c)(i).

“Company Options” means each option (whether vested or unvested) to purchase Company Shares granted under a Company Equity Incentive Plan.

“Company Permits” has the meaning specified in Section 5.10.

“Company Personal Property Leases” has the meaning specified in Section 5.17.

“Company Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of any of the Company, including any products or services (a) made available through or as part of the Company website or (b) derived from or incorporating any Company data.

“Company Registered IP” has the meaning specified in Section 5.14(a).

“Company RSUs” means each restricted stock unit representing the right to receive payment in Company Shares, granted under a restricted stock unit award agreement.

“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants.

“Company Securityholders” means, collectively, the holders of Company Securities prior to the Effective Time.

“Company Shareholder Approval Matters” means approval of the Arrangement Resolution.

“Company Shareholders” means, collectively, the holders of Company Shares prior to the Effective Time.

“Company Shares” means the Multiple Voting Company Shares and the Subordinated Voting Company Shares.

“Company Specified Representations” has the meaning specified in Section 8.3(a)(i).

“Company Support & Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Company Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by the Company or any of its Subsidiaries in the conduct of its business, including the Company Products.

“Company Warrants” means the 9,787,343 outstanding common share purchase warrants of the Company, which are exercisable for up to 9,787,343 Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 21, 2023, by and between the Company and SPAC.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Converted Option” has the meaning specified in Section 2.12(c)(i).

“Converted RSU” has the meaning specified in Section 2.12(c)(ii).

“Converted Warrant” has the meaning specified in Section 2.12(d).

“Convertible Note Shares” has the meaning specified in Section 2.12(f).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software, or other Software or other Intellectual Property incorporated into, derived from, used or distributed with such Software (a) in the case of Software, be made available or distributed in a form other than binary (e.g., in source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of legal requirement) or (d) be redistributable at no license fee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Core Company Securityholder” has the meaning specified in the Recitals hereto.

“Court” means the Supreme Court of British Columbia, or other court as applicable.

“D&O Indemnified Persons” has the meaning specified in Section 6.17(a).

“Data Room” has the meaning specified in Section 11.11.

“DGCL” has the meaning specified in the Recitals hereto.

“Dissent Rights” means the rights of dissent in respect of the Arrangement Resolution described in the Plan of Arrangement and the BCBCA.

“DTC” has the meaning specified in Section 2.14(b).

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement, which shall be the Closing Date.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement, which shall occur on the Closing Date.

“Effective Time Outstanding Company Shares” has the meaning specified in Section 2.12(a).

“Enforceability Exceptions” has the meaning specified in Section 3.2.

“Environmental Law” means any Law in any way relating to (a) public or worker health or safety, (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all material Liabilities under Environmental Law, including as a result of any claim or demand by any other Person or in response to any violation of Environmental Law.

“Equity Value” means One Hundred Forty-Five Million Dollars ($145,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.14(a).

“Excise Tax” means the 1% excise tax imposed on certain repurchases of stock of publicly traded U.S. and certain non-U.S. corporations made after December 31, 2022, as enacted under the Inflation Reduction Act of 2022 under Section 4501 of the Code.

“Excise Tax Liability” means any cost, expense, liability or payment obligation of the SPAC in respect of any Excise Tax, but excluding any Taxes imposed as a result of the Company reimbursing the SPAC for any such Excise Tax.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Expenses” has the meaning specified in Section 9.3.

“Extension” has the meaning specified in Section 6.3.

“Federal Securities Laws” has the meaning specified in Section 6.7(a).

“Final Order” means the final order of the Court, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided, that any such amendment is satisfactory to each of the Parties, acting reasonably).

“Financing” has the meaning specified in Section 6.19(a).

“Financing Agreements” has the meaning specified in Section 6.19(a).

“Financing Incentive Shares” has the meaning specified in Section 6.19(a).

“Financing Incentive Warrants” has the meaning specified in Section 6.19(a).

“Financing Investors” has the meaning specified in Section 6.19(a).

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of such Party’s representations and warranties expressly set forth in this Agreement or any Ancillary Document with the intent that any other Party rely thereon. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fraud Claim” means any claim based on Fraud.

“Fully Diluted Common Shares Outstanding” means, without duplication, at any measurement time (a)(i) ten (10), multiplied by (ii) the aggregate number of Multiple Voting Company Shares that are issued and outstanding, plus (b) the aggregate number of Subordinated Voting Company Shares that are issued and outstanding, plus (c) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Options in accordance therewith, plus (d) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the exercise and conversion of the Company Warrants in accordance therewith, plus (e) the aggregate number of Subordinated Voting Company Shares to be issued pursuant to the vesting of the Company RSUs in accordance therewith.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including any stock exchange, securities commission, or any court, tribunal, administrative hearing body, arbitration panel or body (public or private), commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any substance, material or waste that is regulated, or that could result in the imposition of Liability or standards of conduct, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold, noise, odor and urea formaldehyde insulation.

“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance, retention or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) or (iii) accrued bonuses, commissions or other incentive compensation, in each case, in respect of any current or former employee, officer, director or other individual service provider of the Company and together with the employer’s portion of all FICA state, local, or foreign withholding, payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, calculated as if all such amounts were paid on the Closing Date, (d) any obligations under any unfunded or underfunded pension or retirement, post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) Trademarks; (b) Copyrights; (c) Trade Secrets; (d) Patents; (e) Internet Assets; and (f) Software, data, and databases, and (g) all other intellectual property and related proprietary and moral rights together with all goodwill related to the foregoing.

“Intended Company Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended SPAC Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the SPAC, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of the SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Interim Period” has the meaning specified in Section 6.1.

“Internal Controls” has the meaning specified in Section 5.7(d).

“Internet Assets” means all domain name registrations, social media accounts, handles, and identifiers, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“In-the-Money Option” means each Company Option for which the exercise price per share subject to such Company Option is less than the Common Conversion Ratio multiplied by $10.20.

“Inversion” has the meaning specified in the Recitals hereto.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.), as amended, and any rules or regulations promulgated thereunder.

“Investment Company Act” has the meaning specified in Section 3.17.

“IPO” means the initial public offering of the SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” has the meaning specified in the Recitals hereto.

“IPO Underwriters” means the several underwriters, as represented by Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC in the IPO.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada).

“JOBS Act” has the meaning specified in Section 3.16.

“K&E” has the meaning specified in Section 6.10(e).

“Key Employee” means Sunny Trinh, Chris Merkel, Bryan Went and David Oliver.

“Key Employment Agreements” has the meaning set forth in Section 6.15(e).

“Knowledge” means, (a) with respect to the SPAC, the actual knowledge of the individuals set forth on Section 12.1(a) of the SPAC Disclosure Schedules after reasonable due inquiry, (b) with respect to Amalco Sub, the actual knowledge of the individuals set forth on Section 12.1(b) of the SPAC Disclosure Schedules after reasonable due inquiry, and (c) with respect to the Company, the actual knowledge of the individuals set forth on Section 12.1(c) of the Company Disclosure Schedules after reasonable due inquiry.

“Labor Agreement” means any collective bargaining agreement or other labor-related Contract with any labor union, labor organization, or works council.

“Latest Balance Sheet Date” means (a) with respect to the Company and its Subsidiaries, April 30, 2023 and (b) with respect to the SPAC, June 30, 2023.

“Law” means any federal, state, county, local, provincial, municipal, foreign, international, supranational or other law, act, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leases” has the meaning specified in Section 5.16(a).

“Letter of Transmittal” has the meaning specified in Section 2.14(b).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed IP” means all Intellectual Property in which the Company has or purports to have a license or non-ownership right to use or exploit such Intellectual Property, including Intellectual Property subject to a covenant not to sue in favor of the Company.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, license, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lost Certificate Affidavit” has the meaning specified in Section 2.14(f).

“Matching Period” has the meaning specified in Section 6.6(d)(v).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person does business; (ii) changes, conditions or effects that generally affect the industries in which such Person principally operates; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person principally operates; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person primarily conducts its businesses.

“Misconduct” has the meaning specified in Section 5.19(c).

“MoFo” has the meaning specified in Section 6.10(e).

“Multiple Voting Company Shares” means the common shares of the Company, without par value, with multiple voting rights.

“Nasdaq” means the Nasdaq Global Market.

“New Company Group” has the meaning specified in Section 11.13(b).

“New PubCo” has the meaning specified in the Recitals hereto.

“New PubCo Common Shares” means, following the SPAC Continuance, the common shares of New PubCo.

“New PubCo Organizational Documents” has the meaning specified in Section 2.7(a).

“New PubCo Securities” means, following the SPAC Continuance, New PubCo Common Shares, and New PubCo Warrants, collectively.

“New PubCo Warrants” means warrants to purchase shares in New PubCo with equivalent terms to the SPAC Private Warrants and SPAC Public Warrants.

“Non-Party Affiliate” has the meaning specified in Section 11.9.

“Non-Redemption Agreement” has the meaning specified in Section 6.19(a).

“OFAC” has the meaning specified in Section 12.1

“Off-the-Shelf Software” has the meaning specified in Section 5.14(b).

“Order” means any order, directive, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its Certificate of Incorporation, certificate of formation, bylaws, operating agreement, memorandum of association, notice of articles, articles or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 9.1(b)(iv).

“Owned IP” means all Intellectual Property in which the Company has or purports to have an ownership interest in any nature (whether solely or jointly with another Person).

“Party” has the meaning specified in the Preamble hereto.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.4(a).

“Per Common Share Amalgamation Consideration” means, (i) with respect to each Multiple Voting Company Share, an amount of New PubCo Common Shares equal to (A) ten (10), multiplied by (B) the Common Conversion Ratio, and (ii) with respect to each Subordinated Voting Company Share, an amount of New PubCo Common Shares equal the Common Conversion Ratio.

“Permits” means all federal, state, provincial, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is otherwise subject to or defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Plan of Arrangement” has the meaning specified in the Recitals hereto.

“Post-Closing New PubCo Board” has the meaning specified in Section 6.15(a).

“Premium Cap” has the meaning specified in Section 6.17(b).

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Proxy Statement” has the meaning specified in Section 6.12(a).

“Public Certifications” means collectively, all certifications and statements required by (a) Rules 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. § 1350 (Section 906 of SOX).

“Redemption” has the meaning specified in Section 6.12(a).

“Redemption Rights” has the meaning specified in Section 6.12(a).

“Registration Rights Agreement” has the meaning specified in Section 6.20 hereto.

“Registration Statement” has the meaning specified in Section 6.12(a).

“Registry” means any Carbon Credit registry established or operated for the verification, holding, transfer, retirement, and cancellation of a Carbon Credit, including but not limited to, the registry maintained by each of Verra, Gold Standard, Climate Action Reserve or the American Carbon Registry.

“Registry Account” means an account established by or on behalf of the Company with a Registry including for the holding, transfer, retirement and cancellation of a Carbon Credit.

“Related Party Transactions” has the meaning specified in Section 5.22.

“Related Person” has the meaning specified in Section 5.22.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 10.1.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Shareholder Approval” has the meaning specified in Section 8.1(b).

“Required Financial Statements” has the meaning specified in Section 6.4(a).

“Required SPAC Shareholder Approval” has the meaning specified in Section 8.1(a).

“Rules” has the meaning specified in Section 5.33.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning specified in Section 3.7.

“Securities Act” means the Securities Act of 1933, as amended.

“SEDAR+ Reports” has the meaning specified in Section 5.31.

“Signing Filing” has the meaning specified in Section 6.13(b).

“Signing Press Release” has the meaning specified in Section 6.13(b).

“Software” means any computer software programs, including all source code, object code, data and databases, and documentation related thereto and all software modules, tools and databases.

“Source Code” means the source code and interpreted code for all Software, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code through assembly, compiling or otherwise, or capable of being interpreted (e.g., by an interpreter), in each case for operation on a host system, further including all related documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain or modify the Software without undue experimentation.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board” means prior to the SPAC Continuance, the members of the board of directors of the SPAC.

“SPAC Class A Shares” means prior to the SPAC Continuance, the shares of Class A common stock, par value $0.0001 per share, of the SPAC.

“SPAC Class B Shares” means prior to the SPAC Continuance, the shares of Class B common stock, par value $0.0001 per share, of the SPAC.

“SPAC Continuance” has the meaning specified in the Recitals hereto.

“SPAC Disclosure Schedules” has the meaning specified in Article III.

“SPAC Extension Expenses” has the meaning specified in Section 9.3(a).

“SPAC Financials” has the meaning specified in Section 3.7(d).

“SPAC Group” has the meaning specified in Section 11.13(a).

“SPAC Material Adverse Effect” has the meaning specified in Section 3.1.

“SPAC Material Contract” has the meaning specified in Section 3.14(a).

“SPAC Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of the SPAC.

“SPAC Private Warrants” means non-redeemable whole warrants, issued in a private placement to the Sponsor at the time of the consummation of the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Public Shareholders” has the meaning specified in Section 10.1.

“SPAC Public Warrants” means redeemable whole warrants, one-half (1/2) of each such warrant which was included as part of each SPAC Unit issued in the IPO, entitling the holders thereof to purchase one (1) SPAC Class A Share at a purchase price of $11.50 per share.

“SPAC Securities” means prior to the SPAC Continuance, the SPAC Units, SPAC Shares, SPAC Preferred Shares and SPAC Warrants, collectively.

“SPAC Shareholder Approval Matters” has the meaning specified in Section 6.12(a).

“SPAC Shareholders” means, collectively, the holders of SPAC Shares prior to the Effective Time.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares, collectively.

“SPAC Special Meeting” has the meaning specified in Section 6.12(a).

“SPAC Specified Expenses” has the meaning set forth in Section 9.3(a).

“SPAC Specified Representations” has the meaning set forth in Section 8.2(a)(i).

“SPAC Units” means the units of the SPAC issued in the IPO (including overallotment units acquired by the IPO Underwriter), consisting of (a) one (1) SPAC Class A Share and (b) one-half (1/2) of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Private Warrants and the SPAC Public Warrants, collectively.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Side Letter” has the meaning specified in the Recitals hereto.

“Subordinated Voting Company Shares” means the common shares of the Company, without par value, with subordinated voting rights.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis that did not result from a breach of Section 6.6 and: (a) that is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (b) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board after receipt of advice from its financial advisors and legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to a due diligence condition; and (d) in respect of which the Company Board determines, in its good faith judgment, after receiving the advice of its legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favorable, from a financial point of view, to Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the SPAC pursuant to Section 6.6(d)).

“Superior Proposal Notice” has the meaning specified in Section 6.6(d)(iii).

“Tail Policy” has the meaning specified in Section 6.17(b).

“Tax” or “Taxes” means (a) all direct or indirect federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any Schedule or attachment thereto and including any amendments thereof.

“Trade Controls” has the meaning specified in Section 5.25(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, customer and pricing lists, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the New PubCo Common Shares are actually traded on the principal securities exchange or securities market on which the New PubCo Common Shares are then traded.

“Trading Market” means the stock exchange or such other nationally recognized stock market on which the New PubCo Common Shares are trading at the time of determination.

“Transfer Taxes” has the meaning specified in Section 6.10(b).

“Transmittal Documents” has the meaning specified in Section 2.14(d).

“Trust Account” means the trust account established by the SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 1, 2021, as it may be amended, by and between the SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Unaudited Balance Sheet” has the meaning specified in Section 5.7(a)(ii).

“Unaudited Financial Statements” has the meaning specified in Section 5.7(a)(ii).

“VWAP” means, with respect to any security, for each Trading Day, the daily volume weighted average price (based on such Trading Day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

FOCUS IMPACT ACQUISITION CORP.

By:	/s/Carl Stanton
	Name:	Carl Stanton
	Title:	Chief Executive Officer

FOCUS IMPACT AMALCO SUB LTD.

By:	/s/Carl Stanton
	Name:	Carl Stanton
	Title:	Chief Executive Officer

DEVVSTREAM HOLDINGS INC.

By:	/s/Sunny Trinh
	Name	Sunny Trinh
	Title:	Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Exhibit A

Plan of Arrangement

(Attached.)

A-1

Exhibit B

New PubCo Organizational Documents

(Attached.)

B-1

Exhibit C

Sponsor Side Letter

(Attached.)

C-1

Exhibit D

Company Support & Lock-Up Agreement

(Attached.)

Exhibit E

Registration Rights Agreement

(Attached.)

Exhibit F

Arrangement Resolution

(Attached.)

Schedule A

Core Company Securityholders
1.	Devvio, Inc.
2.	Thomas Anderson
3.	Ray Quintana
4.	Jamila Aziza Piracci
5.	Stephen Kukucha
6.	Michael Buehler
7.	David Goertz
8.	Christopher Merkel
9.	Sunny Trinh
10.	Bryan Went

Schedule B

Company Securityholders Party to the Registration Rights Agreement

1.	Devvio, Inc.
2.	Thomas Anderson
3.	Ray Quintana
4.	Jamila Aziza Piracci
5.	Stephen Kukucha
6.	Michael Buehler
7.	David Goertz
8.	Christopher Merkel
9.	Sunny Trinh
10.	Bryan Went

Schedule C

Company Capital Expenditures Budget

DevvStream CapEx Budget - 2nd Half CY 2023

Project	Amount	Timeframe
BCRB Offtake Agreement	$140,000	Q4 2023
eWater Offtake Agreement	$500,000	Q4 2023
	$640,000